As filed with the Securities and Exchange Commission, June 9, 2008
Registration No. 333-149254

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUDA FAUCET WORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7879	13-2648442
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Ge Jia Ba, Hua Ting, Yiyang
Jiangxi, PRC 334400
Telephone: 86 793-5887178
(Address and telephone number of principal executive offices)

Wu Yiting, CEO
Ge Jia Ba, Hua Ting, Yiyang
Jiangxi, PRC 334400
Telephone: 86 793-5887178
(Name, address and telephone number of agent for service)

Copies to:
Asher S. Levitsky P.C.
Jared Daniel Verteramo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32  nd  Floor
New York, NY 10006
(212) 981-6767
(212) 930-9725 Fax

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	1,250,000	$	2.50	$3,125,000	$122.81	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the proposed offering price of the common stock.

(2)	The 1,250,000 shares of common stock being registered are issuable upon exercise of warrants that have an exercise price of $1.80 per share.
(3)	Previously Paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, JUNE 9, 2008

FUDA FAUCET WORKS, INC.
OTC Bulletin Board trading symbol:  FUFW
1,250,000 Shares of Common Stock

The selling stockholders may offer and sell from time to time up to an aggregate of 1,250,000 shares of our common stock that they may acquire upon exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $65,000.

Investment in the Shares involves a high degree of risk.  You should consider carefully the risk factors beginning on page 8 of this prospectus before purchasing any of the Shares offered by this prospectus. See “Risk Factors,” which begins on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol “FUFW.”  Although the stock trades sporadically, there is not active market in the stock. Unless there is a trading market in the common stock on the date of the prospectus, the selling stockholders will sell the shares at a price of $2.50 until a trading market develops for the common stock. As of February 6, 2008, the last reported sale price of our common stock on the OTC Bulletin Board was on January 23, 2007, which was $2.13 per share.  Once a market for the common stock develops, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transaction that are not in the public market. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

The date of this prospectus is_________, 2008.

You may only rely on the information contained in this prospectus or that, which we have referred you to. We have not authorized anyone to provide you with any other information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with it shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to it is correct as of any time after its date.

FUDA FAUCET WORKS, INC. HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE.  BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES.  THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

FUDA FAUCET WORKS, INC. HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, FUDA FAUCET WORKS, INC., OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

PROSPECTUS SUMMARY

Our Business

References in this prospectus to “we,” “us,” or “Fuda” refer to Fuda Faucet Works, Inc., a holding company, its wholly-owned subsidiaries who conduct business operations, and Jiangxi Yiyang Fuda Copper Co., Ltd. (“Fuda Yiyang”), a variable interest entity under the contractual arrangements with us whose financial statements are consolidated with ours, unless the context specifically states or implies otherwise.

We are a holding company, and through our subsidiaries and affiliated companies, we develop, manufacture, distribute and market a wide range of brass faucets and related spouts and fittings. We produce all of our products in China and export most of our products in international markets, primarily in the Middle East, Europe, and Africa. We sell our products to distributors rather than to end users.

We began our business by focusing on copper re-processing in 1995. In 2002, we began to produce and sell brass faucets, spouts and fittings to the Chinese local market, and in 2004, we began to sell our European style products internationally.

About Us

We are a Delaware corporation, incorporated in 1969 under the name Magnum Communications Corp. We subsequently changed our name to Vacation Ownership Marketing, Inc. As of May 10, 2004, we changed our corporate name to Capital Solutions I, Inc. After the reverse acquisition in December 2007, we changed our corporate name to Fuda Faucet Works, Inc. on January 3, 2008. Prior to the reverse acquisition, we were a shell corporation that was not engaged in any business activities.

Our executive office is located at Ge Jia Ba, Hua Ting, Yiyang, Jiangxi, PRC 334400. Our telephone number is 86 793-5887178. Our website is www.jxfuda.com . Information on our website and any other website is not a part of this prospectus.

Reverse Acquisition

On December 3, 2007, we (then known as Capital Solutions I, Inc.) executed a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee (the “Trustee”) of the Wu Yiting Stock Trust (the “Trust”), which was the sole stockholder of Moral Star Development Limited, a British Virgin Islands company (“Moral Star BVI”). Pursuant to the share exchange agreement, the Trustee transferred to us all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of our common stock, which were issued to the Trust and the designees of the Trust, some of whom acquired their shares as nominee of Wu Yiting, our chief executive officer. As a result, Moral Star BVI became our wholly-owned subsidiary and the business of Moral Star BVI and its affiliated companies became our business. The sole beneficiary of the Trust is Wu Yiting, who, as a result of the exchange, became our chief executive officer. The transaction is treated as a reverse acquisition. As a result, for accounting purposes, Moral Star BVI is treated as the acquiring company and our financial statements for period prior to December 3, 2007 reflect the historical operations of Moral Star BVI and its affiliated companies, including Fuda Yiyang. Fuda Yiyang is a variable interest entity, which is owned by Wu Yiting. Pursuant to a series of contractual agreements, we have the risks and benefits of ownership of Fuda Yiyang, and the financial statements of Fuda Yiyang are included in our consolidated financial statements.

The following chart summarizes our organizational and ownership structure.

December 2007 Financing

In connection with the acquisition of Moral Star BVI, we entered into the following agreements:

•
A securities purchase agreement with Barron Partners, LP, Silver Rock I, Ltd. and Eos Holdings pursuant to which the investors purchased, for $3,400,000, 3,090,909 shares of series A preferred stock and warrants to purchase 2,060,606 share of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share.

•
An escrow agreement pursuant to which we issued 3,000,000 shares of series A preferred stock into escrow. These shares, which are in addition to the 3,090,909 shares that we issued in the private placement, are to be transferred to the investors based on a formula set forth in the agreement if our earnings before interest and taxes (“EBIT”) do not reach certain target levels for 2007 and 2008. The target for 2007 has been met.

•
A buy-back agreement with our then principal stockholders, pursuant to which they sold to us all of the shares of common stock owned by them, which constituted 75% of our then outstanding common stock, for a purchase price of $625,000.

See “Selling Stockholders - December 2007 Financing” for more information concerning the terms of the private placement.

Stock Distribution

On December 14, 2007, we effected a 3.2-for-one stock distribution of our common stock pursuant to which each share of common stock was converted into 3.2 shares of common stock. All references to shares and per share information in this prospectus give effect to the stock distribution.

The Offering

Common Stock Offered:	The selling stockholders are offering 1,250,000 shares of common stock, issuable upon exercise of the $1.80 warrants.(1)
Limitation on Issuance of Common Stock:	The holders of the warrants cannot exercise their warrants to the extent that such exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.
Outstanding Shares of Common Stock:	10,735,968 shares (1)
Common Stock to be Outstanding after Exercise of Warrants in this Registration Statement:	11,985,968 shares (2)

Use of Proceeds:
In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants for which the underlying shares are included in this prospectus are exercised, we would receive approximately $2,250,000, all of which, if and when received, would be used for working capital and other corporate purposes, including the purchase of equipment. The proceeds from the exercise of the warrants are subject to adjustment in the event of a change in the exercise price of the warrants. We can give not assurance that any of the warrants will be exercised. See “Use of Proceeds.”

(1)
Represents the number of shares of common stock outstanding as of March 31, 2008, and does not include the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants held by the selling stockholders.

(2)
The number of shares of common stock outstanding after the offering is based on the issuance of 1,250,000 shares of common stock upon exercise of those warrants included in this prospectus, and does not include any shares issuable upon conversion of series A preferred stock or exercise or warrants held by the selling stockholders which are not included in this prospectus.

SUMMARY FINANCIAL DATA
(in thousands, except per share information)

The following information for the years ended December 31, 2007 and 2006 has been derived from our audited financial statements and the information for the three months ended March 31, 2008 and 2007 has been derived from our unaudited financial statements which appear elsewhere in this prospectus. This financial information reflects the operations of Fuda Yiyang prior to December 3, 2007 and our consolidated operations thereafter.

Summary Statements of Operations Information:  (dollars in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006
Net sales - unrelated parties	$9,760	$4,038	$18,567	$11,510
Net sales - related parties	—	—	7,021	—
Total net sales	9,760	4,038	25,588	11,510
Cost of sales-unrelated parties	2,777	1,452	5,209	3,569
Cost of sales-related parties	4,923	1,810	15,200	5,642
Cost of sales-total	7,700	3,263	20,410	9,212
Gross profit	2,060	775	5,178	2,299
Operating expenses	370	137	845	210
Income from sale of patent	—	—	576	—
Operating income	1,689	638	4,909	2,088
Interest expense	111	88	371	263
Foreign exchange loss	213	—	198	—
Net income	1,366	550	3,461	1,825
Earnings per share of common stock:
Basic	$0.13	$0.05	$0.32	$0.17
Diluted	$0.09	$0.05	$0.30	$0.17

Summary Balance Sheet Information:

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006
Working capital	$8,391	$7,988	$2,815
Total assets	23,111	20,795	11,720
Short-term bank loans	5,915	5,253	3,793
Retained earnings	9,120	7,754	4,293
Stockholders’ equity	14,678	12,603	5,419

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believes are immaterial may also impair our business operations. If any of the following risks actually occur, the Company’s businesses, financial condition or results of operations could be materially adversely affected, the value of the common stock could decline, and you may lose all or part of your investment.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

The PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents inside China (Circular 75) in October 2005, and also promulgated its internal implementing guidelines (Notice 106) in June 2007. These regulations require that a PRC resident shall apply for the registration of foreign exchange of investment offshore at the local or State Administration of Foreign Exchange before establishing or controlling an offshore special purpose company. If a PRC resident transfers his properties or equities of a domestic enterprise to the offshore special purpose company, or seeks equity financing offshore after the transference of properties or equities to the offshore special purpose company, he shall file a modification registration. There is uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us. As a consequence, we cannot predict how it will affect our business operations or future strategies.

Although we believe we comply with the applicable regulations, to the best of our knowledge, based on the terms of the Trust and the irrevocable proxy which the Trust issued to her, Wu Yiting may be deemed to control Moral Star BVI, which is an offshore special purpose company, under these policies. Wu Yiting shall apply for a registration of foreign exchange at Jiangxi Branch of SAFE. If Wu Yiting fails to fulfill the registration of foreign exchange, Fuda Yiyang cannot transfer its payment of profit, dividend, liquidation, equity transference and capital reduction to Moral Star BVI since any such payment would be considered as exchange evasion. We are applying for registration of foreign exchange. However, there is no assurance that we will be granted for this registration. If we need to enforce the agreements with Fuda Yiyang, we must seek to enforce them in China. We cannot assure you that we will be able to enforce any of them or remedies will be available outside of China.

We may need to raise additional capital which may not be available on acceptable terms or at all

We will require additional capital to upgrade our existing facilities and construct a new factory, expand our marketing efforts and meet our growing working capital requirements. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to develop our business. If we are unable to obtain additional financing, we will likely be required to curtail or significantly reduce our expansion plans. Further, any additional equity financing may involve substantial dilution to our then existing stockholders.

If we raise additional capital the value of your investment may decrease.

If we need to raise additional capital to implement or continue operations, we will likely issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and any equity securities that we issue may have rights, preferences or privileges senior or more advantageous to our common stockholders.

We must effectively manage the growth of our operations, or our business will suffer.

We are expanding our business by establishing an office in Dubai, and we plan to increase the range of services that we offer our customers. Further, although we do not have any plans to make any acquisitions, it is possible that we may expand our operations through acquisitions. Our ability to successfully develop our business requires an effective planning and management process, especially in view of the international nature of our business. The planned development of our business will place a significant strain on our management and our resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

An increase in the cost of raw materials will affect sales and revenues.

Copper, like many minerals, is subject to swings in prices and shortages, and demand for copper has resulted in price increases. Any increase in the price of raw materials, including copper, which is our principal raw material, will affect the price at which we can sell our product. Although we set up a long-term raw material supply relationship with Yiyang Kunpeng Worn Metal Recycling Co., Ltd. (“KunPeng”), a related-party, the price of raw material purchased from KunPeng is based on the local market price, which is not fixed. As a result, any increase in our suppliers’ costs, including KunPeng’s costs, would be passed on to us. Neither we nor KunPeng has any long term supply contracts with any source of copper. As a result, the price at which we purchase raw materials are based on the market price at the time. If we are not able to raise our price to pass on increased costs, we would be unable to maintain our margins.

Our expansion into Russia and Africa markets may have an adverse affect on our profitability.

We are beginning to expand our operations into Russia and Africa, which we consider significant potential markets for our products. Although we anticipate that these new markets will generate additional revenue and earnings in the long term, it is possible that our start up expenses may have an initial adverse impact until our operations are fully developed. We cannot assure you that we will be successful in entering these new markets or that we will generate any profits from these markets.

Because we are dependent upon a small number of customers, the loss of any major customer could affect our ability to operate profitably.

For the three months ended March 31, 2008, our two largest customers accounted for 49.5% and 44.6% of our revenue. The loss of either of these customers could materially affect our ability to operate profitably. We cannot assure you that we will be able to retain these customer or expand our customer base so that we are less reliant upon a small number of major customers.

We face intense competition, and many of our competitors have substantially greater resources than we have.

We operate in a competitive environment that is characterized by price deflation and technological change. We compete with major international and domestic companies. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. Many competitors have production lines that allow them to produce more sophisticated and complex devices than we currently offer and to offer a broader range of display devices. Other emerging companies or companies in related industries may also increase their participation in the display and display module markets, which would intensify competition in our markets. We might lose some of our current or future business to these competitors or be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability. Further, to the extent that, whether as a result of the increased cost of copper, the relative strength of the Chinese currency, shipping costs or other factors, we area not able to price our products competitively, our ability to sell our products in both the Chinese domestic and the international markets will suffer.

Failure to repay our loans can hinder our business operations and profitability.

We have financed our business primarily from short-term bank loans. To a lesser extent we financed our business from borrowings from a company which is controlled by our chief executive officer and which provides us with most of the raw copper that we use in manufacturing our products. The bank loans, which are secured by a mortgage on one of our parcels of land and 10 workshop buildings, typically have terms of two or three months. At March 31, 2008, these bank loans totaled approximately $5.9 million, accounts payable due to material and service suppliers was $0.6 million and the payables to the related company was $1.6 million. The failure of the banks to continue to extend credit or to demand payment of a significant amount of our loans could impair our ability to operate profitably.

Risks Related to Operating in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our business.

Our business, financial condition, results of operations and prospects are subject to significant changes in economic, political and legal developments of China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. Our financial condition and results of operations may be adversely affected by government control over exports, capital investments or changes in tax regulations that are applicable to us, and well as its ability to control prices, including the price of copper, which is our most significant raw material.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. Further, there is no private ownership of land in China. Rather, land is owned by the government and the government issues land use rights. Although the land use rights are transferable, it is necessary to obtain government approval for a transfer. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Any adverse change in the economic conditions or government policies, policy interpretations, imposition of confiscatory taxation, restrictions on currency conversion, exports, devaluations of currency, the nationalization or other expropriation of private enterprises in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for our products in both the Chinese and international markets.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in approximately 2.1% appreciation of Renminbi against U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Because most of our sales are in the international market and payment is made in currency other than Renminbi, any change in the conversion rate between the time we issue an invoice for goods and services and the time we receive payment could result in a currency loss if the amount we receive in Renminbi is less than the amount we reflect as a receivable.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Under China’s existing foreign exchange regulations, our Chinese subsidiary, Moral Star China, is able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions. Foreign exchange transactions by Moral Star China under the capital account continue to be subject to significant foreign exchange controls and require the approval of China’s governmental authorities, including the SAFE. In particular, if Moral Star China borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance Moral Star China by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of Moral Star China to obtain foreign exchange through debt or equity financing.

We do not carry property or casualty insurance and as a result any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Any business property loss, natural disaster or litigation might result in substantial costs and diversion of resources.

Capital outflow policies in The People’s Republic of China may hamper our ability to remit income to the United States.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

A downturn in the economy of China may affect our ability to sell our products in both the domestic Chinese market and the international market.

Although most of our sales are in the international market, we are seeking to meet what we see as an increasing demand and market in China local market for medium to high quality faucet products. However, the growth of the Chinese economy has been uneven across geographic regions and economic sectors, and economic growth does not continue unabated indefinitely. Any downturn in the Chinese economy or in the residential real estate marker may have a negative effect on our business.  Further, a downturn in the Chinese economy could result in the implementation of government policies that have the effect of increasing the cost of our products in the international market.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements relating to the purchase of raw materials, the manufacture of our products and the distribution of our products within China, as well as our agreements with Fuda Yiyang. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our agreements could result in a significant loss of business, business opportunities or capital.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located outside of the United States and our officers and directors will reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.  Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing the required controls and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Because our funds are held in banks that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Risks Related to Our Securities

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

Our common stock is currently quoted on the Over the Counter Bulletin Board under the symbol “FUFW.” There is a limited trading market for our common stock, and on many days there is no activity in our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our common stock may be subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires the broker or dealer to approve a person’s account for transactions in penny stocks and dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and receive a signed agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in China, product demand, our ability to develop products using the most current technology, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. Based on the present exercise price of $1.80 per share, if warrants to purchase a total of 1,250,000 shares of common stock were to be exercised, we would receive gross proceeds of approximately $2.25 million. The proceeds will be used for working capital and other corporate purposes and the purchase of equipment for our business. Pursuant to the securities purchase agreement relating to the December 2007 financing, we are to allocate 50% of the proceeds from the exercise of warrants to the purchase of equipment for our business. We intend to allocate 50% of the proceeds from the exercise of warrants to purchase equipment provided that we receive sufficient proceeds to enable us to purchase equipment. We cannot assure you that we will receive sufficient proceeds, if any, to enable us to use proceeds for that purpose.

Further, the warrants include cashless exercise provisions that, if exercised, would result in the issuance of shares of common stock equal to the value the appreciation of the warrants without payment of any cash consideration. The cashless exercise rights may not be exercised prior to July 3, 2008, and thereafter can only be exercised if the underlying shares are not registered under the Securities Act of 1933. We are only registering 1,250,000 shares of common stock for issuance upon exercise of the warrants. Since we are not registering all of the shares of common stock issuable upon exercise of all of the warrants, the holders of those warrants for which we have not registered the underlying shares, which cover the right to purchase 4,931,818 shares of common stock, could have cashless exercise rights with respect to the underlying shares. The Company will use any net proceeds from the exercise of any warrants that are exercised will be used for working capital and to purchase equipment. We cannot assure you that any warrants will be exercised.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder on the date of this prospectus, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 1,250,000 shares of our common stock from time to time pursuant to this prospectus. All of these shares are issuable upon the exercise of warrants held by the selling stockholders.  Because each selling stockholder may sell all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding (4)
Barron Partners, LP (1)	8,522,727	1,148,897	7,373,830	4.9%
Silver Rock I, Ltd. (2)	477,273	64,338	412,935	3.3%
Eos Holding (3)	272,727	36,765	235,962	1.9%

(1)
Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners. Barron Partners presently owns no shares of common stock. Barron Partners holds warrants to purchase 5,681,818 shares of common stock and shares of series A preferred stock which are convertible into 2,840,909 shares of common stock. The total number of shares of common stock that may be issuable upon conversion of the series A preferred stock and exercise of the warrants is 8,522,727 shares. Because of the 4.9% limitation, Barron could not hold more than 617,573 shares of common stock, which represents the number of shares issuable upon exercise of warrants based on the 4.9% limitation. If the 4.9% limitation were not applicable, the 8,522,727 shares issuable upon exercise of warrants and conversion of shares of series A preferred stock held by Barron Partners would represent 44.3% of the outstanding common stock. The number of shares owned by Barron Partners after the sale of the shares represents the number that could be issuable upon exercise of warrants or conversion of series A preferred stock, based upon the 4.9% limitation and the number of shares to be outstanding upon the sale of the shares offered by this prospectus. If the 4.9% limitation were not applicable, Barron would hold warrants and shares of series A preferred stock which covered 7,373,830 shares of common stock, which would represent 38.1% of our common stock.

(2)	Rima Salam has sole voting and dispositive power over the shares beneficially owned by Silver Rock I, Ltd.

(3)	Jon R. Carnes has sole voting and dispositive power over the shares beneficially owned by Eos Holdings LLC.

(4)
The percentage is based upon 11,985,968 shares which is the number of total issued and outstanding shares of common stock as of April 30, 2008 (10,735,968) plus the 1,250,000 shares of common stock that are being offered pursuant to this prospectus and are issuable upon the exercise of warrants.

We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

The shares offered by the selling stockholders represent shares of common stock issuable upon exercise of $1.80 warrants issued in the December 2007 financing. None of the selling stockholders own any shares of common stock. All shares beneficially owned by the selling stockholders represent shares of common stock issuable upon exercise of warrants and conversion of shares of series A preferred stock. The number of shares beneficially owned by the selling stockholders both before and after the offering represents shares issuable upon exercise of warrants and conversion of series A preferred stock.

Except as expressly provided in the certificate of designation relating to the series A preferred stock or the warrants, no holder of the series A preferred stock or warrants may convert the series A preferred stock into shares of common stock or exercise the warrants to the extent that such conversion or exercise would result in beneficial ownership by such investor and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 there under. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. These provisions do not affect Eos Holdings or Silver Rock I since the total number of shares beneficially owned by each of them is less than 5% of the outstanding stock. As the number of outstanding shares of common stock increases, whether upon conversion of the series A preferred stock or exercise of warrants or for any other reason, the number of shares, which could be issued under this limitation, will increase. In the event that any holder of the series A preferred stock or the warrants issued in the December 2007 private placement transfers its shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

December 2007 Financing

In connection with the acquisition of Moral Star BVI, we entered into the following agreements:

(a)   A securities purchase agreement with Barron Partners, LP, Silver Rock I, Ltd. and Eos Holdings pursuant to which the investors purchased, for $3,400,000, 3,090,000 shares of series A preferred stock and warrants to purchase 2,060,060 share of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share.

The securities were issued to the investors in the following amounts:

Investor	Purchase Price	Series A Preferred	$1.80 Warrants	$3.00 Warrants
Barron Partners	$3,125,000	2,840,909	1,893,939	3,787,879
Silver Rock I	175,000	159,091	106,061	212,121
Eos Holdings	100,000	90,909	60,606	121,212
Total	$3,400,000	3,090,909	2,060,606	4,121,212

(b)   An escrow agreement pursuant to which we issued 3,000,000 shares of series A preferred stock into escrow. These shares, which are in addition to the 3,090,909 shares that we issued in the private placement, are to be transferred to the investors if our EBIT does not reach certain target levels for 2007 and 2008. The 3,000,000 shares that are held in escrow are not treated as outstanding since the condition which would result in the delivery of the shares from escrow has not occurred. The targets are set forth in RMB, the currency of China. The dollar equivalent is based on the exchange rate in effect on March 31, 2008, which was RMB¥7.0190 to $1.00 This rate is subject to change, and, to the extent that the value of the RMB increases as against the United States dollar, the targets, expressed in United States dollars, will be less. The targets are:

Period	RMB per share	US$ per share
2007	¥1.66515	$0.22502
2008 if none of the conditions listed below applies	¥2.31521	$0.330
2008 if all of the $1.80 warrants are exercised by June 30, 2008 and 50% of the $3.00 warrants are exercised by September 30, 2008	¥2.61524	$0.373
2008 if all of the $1.80 warrants are exercised by June 30, 2008 and all of the $3.00 warrants are exercised by September 30, 2008	¥3.06528	$0.437

If the target for either period is not met, the percentage shortfall is determined. There was no adjustment for 2007, and, accordingly, no shares were delivered to the investors by the escrow agent. If the percentage shortfall for 2008 is equal to or greater than 50%, then the escrow agent is to deliver the 3,000,000 shares of series A preferred stock to the investors. If the percentage shortfall for 2008 is less than 50%, then the adjustment percentage shall be determined. The escrow agent shall deliver to the investors such number of shares of series A preferred stock as is determined by multiplying the adjustment percentage by 3,000,000 shares and the escrow agent shall retain the balance.

The adjustment percentage shall mean the percentage that is determined by the following formula: Adjustment percentage equals (1/(1-P)) - 1, where P equals the percentage shortfall, expressed as a decimal. By way of example, the following table shows the adjustment percentage, based on several assumptions as to the percentage shortfall from the target.

Percentage Shortfall	Adjustment Percentage
10%	11.11%
25%	33.33%
40%	66.67%
50%	100.00%

(c)   A buy-back agreement with Richard Astrom and Christopher Astrom, who were our then principal stockholders and sole directors with Christopher Astrom serving as our president, chief executive officer and chief financial officer, pursuant to which they sold to us all of the shares of common stock owned by them, which constituted 75% of our then outstanding common stock, for a purchase price of $625,000.

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock is convertible into one share of common stock, at a conversion price of $1.10, subject to adjustment.

•
If we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.10 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•	No dividends are payable with respect to the series A preferred stock, and while the series A preferred stock is outstanding, the Company may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.10 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions thereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

•
EBIT is defined as income before income taxes and interest, determined in accordance with GAAP plus (a) any charges which are reflected under GAAP in our financial statements which relate to the transaction contemplated by the purchase agreement and the registration rights agreement and the other documents executed in connection with the financing, including the issuance of the series A preferred stock and warrants and any other securities issuable pursuant to the purchase agreement, the registration rights agreement and the other documents, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain . EBIT shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP.

The warrants have terms of five years, and expire December 3, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the six months for the $1.80 warrants and twelve months for the $3.00 warrants following the date of the initial issuance and thereafter if the underlying shares are covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 90% if our EBIT per share, on a fully diluted basis, is less than the target amounts described above. There was no adjustment for 2007. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if our EBIT for 2008 is 20% below the target (a “20% shortfall”), 50% below the target (a “50% shortfall”) or 90% below the target (a “90% shortfall”):

	$1.80 warrant Exercise Price	$3.00 warrant Exercise Price
Unadjusted	$1.80	$3.00
20% shortfall	$1.44	$2.40
50% shortfall	$0.90	$1.50
90% shortfall	$0.18	$0.30

Any adjustment in the exercise price will be determined based upon the Company’s actual EBIT per share for 2008, and the actual numbers may be different from those set forth in the table.

If we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the exercise price, with certain specified exceptions, the exercise price is reduced to an exercise price equal to the lower price in the case of the $3.00 warrant. The adjustment for the $1.80 warrant is based on a weighted-average formula.

We have no right to redeem the warrants and the holders of the warrants have no right to require us to redeem or otherwise repurchase the warrants.

Pursuant to the securities purchase agreement:

•
Our board of directors and the holders of a majority of its capital stock approved a restated certificate of incorporation which changes the authorized capital stock to 130,000,000 shares, of which 20,000,000 are shares of preferred stock, par value $.001 per share, and 110,000,00 are shares of common stock, par value $.001 per share. Our present authorized capital stock is 20,000,000 shares of preferred stock, par value $.0000001 per share, and 900,000,000 shares of common stock, par value $.0000001 per share. The restated certificate will become effective 20 days after a Schedule 14 C information statement is mailed to stockholders.

•	We placed 3,000,000 shares of series A preferred stock (in addition to the 3,090,909 shares of series A preferred stock issued in the December 2007 private placement) in escrow as described above.

•
We agreed that, by March 2, 2008, which is 90 days after the closing on December 3, 2007, we would have appointed such number of independent directors that would result in a majority of our directors being independent directors and we would have an audit committee composed solely of at least three independent directors and a compensation committee would have a majority of independent directors. We are required to pay liquidated damages (i) if we fail to have a majority of independent directors by March 2, 2008 or (ii) thereafter, if he subsequently fail to meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason. Liquidated damages are payable in cash or additional shares of series A preferred stock, at the election of the investors. If the investors elect to receive series A preferred stock, that stock will be valued at its liquidated preference of $1.10 per share. The liquidated damages are computed in an amount equal to 12% per annum of the purchase price, based on the number of days that the Company is in violaition of the covenant, and the maximum would be $408,000. The appointment of five directors, four of whom are independent directors, took effect on April 28, 2008, and audit and compensation committees were created on the same day. The investors waived their right to liquidated damages resulting from he failure to have met the required schedule.

•
We agreed that we would not take any action that would cause our common stock not to be traded on the OTC Bulletin Board, Nasdaq or the American or New York Stock Exchange. If we fail to comply, we are to pay liquidated damages during the period that we are not in compliance with the covenant at the rate of 12% per annum based on the purchase price of the shares of series A preferred stock which have not then been sold. We also agreed that by May 3, 2009 we will have made application for the listing of our common stock on the Nasdaq Stock Market or the New York or American Stock Exchange. If during the period from May 3, 2009 and the date that the investors shall have converted series A preferred stock and exercised warrants and sold 90% of the total shares issuable upon conversion or exercise of the securities issued, If we fail to comply, we are to pay liquidated damages during the period that we are not in compliance with the covenant at the rate of 6% per annum based on the purchase price of the shares of preferred stock which have not then been sold. As a result of these covenants we may be required to pay liquidated damages if either (i) we are no longer traded on the OTC Bulletin Board unless we are trading on the Nasdaq Stock Market or the American or New York Stock Exchange, or (ii) if, by May 3, 2009, we have not applied for the listing of our common stock on the Nasdaq Stock Market or the American or New York Stock Exchange; provided, that in no event shall the liquidated damages payable under these two provisions exceed 12% of the purchase price of the shares of series A preferred stock that has not been sold.

•
We and the investors entered into a registration rights agreement pursuant to which we are required to have a registration statement filed with the SEC by February 1, 2008 and declared effective by the SEC not later than June 29, 2008. We are required to pay liquidated damages at the rate of 1,000 shares of series A preferred stock for each day after June 29, 2008 that the registration statement is not declared effective or for any period that we fail to keep the registration statement effective, up to a maximum of 370,000 shares. The number of shares of series A preferred stock issuable pursuant to the liquidated damages provision is subject to reduction based on the maximum number of shares that can be registered under the applicable SEC guidelines. Since we are only registering 1,250,000 shares, the number of shares issuable as liquidated damages per day after June 29, 2008 would be 202.2 shares. No liquidated damages have been accrued since we believes that the registration statement will be declared effective by June 29, 2008.

•	The investors have a right of refusal on future financings.

•	We are restricted from issuing convertible debt or preferred stock or from having debt in an amount greater than twice our earnings before interest, taxes, depreciation and amortization.

•
Our officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold. If any director, who is not also an executive officer, ceases to be a director, he or she may sell up to 50,000 shares of common stock during the restricted period. The lock-up agreement does not apply to shares issued pursuant to shares of common stock issued pursuant to a stock option or long-term incentive plan that is approved by the Company’s compensation committee if the committee is comprised of a majority of independent directors.

•	We paid Barron Partners $85,000 for its due diligence expenses.

•
Shanda International Capital Investment Limited, of which Li Sheng is a control party, provided financial consulting services to the Company and is to receive a financing commission at the rate of 5%, of which $170,000 was paid to Li Sheng at the closing, based on $3,400,000 financing, and an additional $185,455 will be paid to Shanda when all of the $1.80 warrants are exercised and $618,182 will be paid to Shanda when all of the $3.00 warrants are exercised.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Until a market for the common stock develops, the selling stockholders will sell their shares at a price of $2.50 per shares. This price was determined by the principal selling stockholder, Barron Partners, and reflects a price in the general range that the stock has been quoted. On April 4, 2008, the stock was quoted at $1.50 bid, $3.40 asked. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Pursuant to Rule 144, the selling stockholders may sell shares of common stock issuable upon exercise of the warrants as follows. As long as the shares issuable upon exercise of the warrants are subject to an effective registration statement, the warrants may only be exercised by payment of the exercise price. Provided that we are current in our filings with the SEC, as required by Rule 144, the selling stockholders may sell the shares issuable upon exercise of the warrants, including shares issuable upon exercise of warrants that are not included in this prospectus, pursuant to Rule 144 commencing on the later of six months after the warrants are exercised or December 10, 2009, which is one year after we filed a Form 8-K that included all information required to be included in a Form 10. If the selling stockholders exercise the cashless exercise rights with respect to any warrants for which the underlying shares are not registered, they may sell those shares pursuant to Rule 144 commencing December 10, 2009.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440. NASDR Rule 2440 and NASDR IM-2440 are intended to provide customers with a fair price in securities transaction.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934 any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “FUFW.” Our common stock was previously traded under the symbol “CSNI.” However, there is currently no regular market or trading in the Company’s common stock, and we cannot give an assurance that such a market will develop.

The following table sets forth the high and low bid quotations per share of our common stock as reported on the OTC Bulletin Board for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2006	High	Low
First Quarter	$8.125	$0.15
Second Quarter	0.25	0.15
Third Quarter	2.90	0.20
Fourth Quarter	2.90	0.30

2007	High	Low
First Quarter	1.50	1.01
Second Quarter	1.03	1.03
Third Quarter	1.03	1.03
Fourth Quarter	7.00	1.01

2008	High	Low
First Quarter	3.96	2.10

As of March 31, 2008, we had approximately 921 holders of record of our common stock.

We have not declared any dividends to date. Pursuant to a securities purchase agreement with Barron Partners, LP, Silver Rock I, Ltd. and Eos Holdings dated on December 3, 2007, we may not pay dividends on or redeem shares of common stock while the series A preferred stock is outstanding.

Transfer Agent

Our transfer agent is 1 st Global Stock Transfer LLC. It is located at 7361 Prairie Falcon Road, Suite 110, Las Vegas, Nevada 89128. The phone number is (702) 656-4919.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Prior to December 3, 2007, we were a public reporting blind pool company with no assets. On December 3, 2007, we consummated a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee of the Trust, which was the sole stockholder of Moral Star BVI. Pursuant to the share exchange agreement, the Trustee transferred to us all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of our common stock, which were issued to the Trust and the designees of the Trust, some of whom acquired their shares as nominees of Wu Yiting, our chief executive officer. As a result, Moral Star BVI became our wholly-owned subsidiary and our sole business became the business of Moral Star BVI and its affiliated companies. The transaction is treated as a reverse acquisition. As a result, for accounting purposes, Moral Star BVI is treated as the acquiring company for accounting purposes and our financial statements for period prior to December 3, 2007 reflect the historical operations of Fuda Yiyang.

We have a series of contractual arrangements with Fuda Yiyang which provide us with both control over the operations of Fuda Yiyang and the net income from Fuda Yiyang’s operations. Thus this discussion relates to the business, financial condition and results of operations of Fuda Yiyang.

We develop, manufacture, distribute and market high-quality brass faucets and related spouts and fittings. We produce all our products in China and export most of them to international markets, including the Middle East, primarily United Arab Emirates, and Russia. As of December 31, 2007, we had one sales office outside of China, which is in Dubai, United Arab Emirates, which we established in March 2006. We do not have long-term contracts with any of our customers. Our sales in China have declined, and, for the three months ended March 31, 2008, we did not generate any revenue from China. For the three months ended March 31, 2008, 94.1% of our revenues was derived from two distributors based in United Arab Emirates.

The following table describes net sales of our products by our distributors in the major geographic areas for the three months ended March 31, 2008, and 2007 and the years ended December 31, 2007 and 2006 (dollars in thousands):
	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007		2006
Country	Dollars	%	Dollars	%	Dollars	%	Dollars	%
United Arab Emirates	$9,195	94.2%	$3,863	95.7%	$22,522	88.0%	$7,006	60.9%
Russia	565	5.8%	0	0.0%	1,610	6.3%	0	0.0%
Spain	0	0.0%	149	3.7%	457	1.8%	907	7.9%
Africa, primarily Nigeria	0	0.0%	0	0.0%	437	1.6%	134	1.2%
China	0	0.0%	1	0.0%	406	1.6%	1,895	16.5%
Turkey	0	0.0%	24	0.6%	155	0.6%	980	8.5%
Israel	0	0.0%	0	0.0%	0	0.0%	348	3.0%
Other	0	0.0%	0	0.0%	1	0.1%	240	2.0%
Total	$9,760	100.0%	$4,038	100.9%	$25,587	100.0%	$11,510	100.0%

We do not have long-term contracts with any of our customers. In 2007, we focused more on expanding international market, primarily Dubai and Turkey, and we began to sell our products in Russia. We have an office in Dubai where we market our products in the international market. We sell to distributors and not to end users. As a result of our efforts to develop the international market for our products, our sales in China declined from 16.5% of revenue in 2006 to1.6% in 2007 to zero for the three months ended March 31,2008. Sales in Russia during 2007, the first year in which we sold in Russia, were $1.6 million, or 6.3% of our total sales. For the three months ended March 31, 2008, our sales to Russia accounted for 5.8% of total revenue. We are also seeking to expand the market for our product in Africa, although we did not generate any revenue in Africa during the three months ended March 31, 2008.

Our growth is dependent on expanding our manufacturing capacity, upgrading our products, improving quality, and improving international sales and service. The market for faucet and related products is related to the market for real estates. Although there is not a direct correlation between the real estate market and the market for bathroom fixtures, any slowdown affecting new residential construction would have an effect on the market for products, such as bathroom faucets and related products, that are used in new construction. Through December 31, 2007, we have not been affected by negative trends in the real estate market, largely because of the significant increase in sales to Dubai, where there has been an increase in construction projects.

All of our manufacturing facilities are located in China. Most of our exports to Russia and Africa were conducted through local distributors in the Middle East. We are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations. Our results of operations may be adversely affected by changes in the political and social conditions in China, the Middle East, Russia, Africa and any other markets that we enter and by changes in governmental policies with respect to laws and regulations, among other things.

In accordance with relevant Chinese rules and regulations on management of foreign exchanges, we cannot deposit our revenues in the international market outside of China. Rather, without specific authorization, we must sell the foreign exchange to designated banks. In addition, we have to buy foreign exchanges from designated banks upon the strength of valid vouchers and commercial bills when paying current expenditures with foreign currency. In addition, all of our transactions undertaken in China are denominated in RMB, which must be converted into other currencies before remittance out of China. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government. To the extent that fluctuation in Chinese currency against other international currencies makes our products more expensive, our competitive position will be impaired.

Our principal raw material is raw copper, which we obtain from local Chinese suppliers. Any increase in prices of raw material, including copper, will affect our costs and consequently the price of our products. We do not have long-term fixed-price supply contracts. A significant portion of our copper is recycled copper which we purchase from KunPeng, a related party. The contract provides that we purchase the copper at cost, but not more than market price. However, this agreement does not restrict us from acquiring copper from other suppliers. Since we purchased large proportion of copper from KunPeng during past years, therefore, to some extent we rely on KunPeng. The agreement with KunPeng has no definite term. Although we have an agreement with KunPeng, since KunPeng does not itself have an independent supply of copper and does not have any long-term supply commitments, to the extent that we rely on KunPeng, we are dependent upon KunPeng’s ability to obtain copper to sell to us.

Prior to December 3, 2007, Fuda Yiyang, which is the acquiring party for accounting principles under reverse acquisition accounting, was a private company, and we did not have the expenses typically incurred as a public company. As a result, we expect to incur significantly greater legal, accounting and other professional expenses relating to our status as a public company and compliance with SEC rules, including the development and implementation of internal controls.

Significant Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition - We recognizes sales of our products in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104, “Revenue Recognition.” Sales represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title.

Pursuant to China’s VAT rules and regulations, Fuda Yiyang’s sales in China are subject to a VAT tax rate of 17% (“output VAT”) as an ordinary VAT taxpayer, and the relating revenues were recognized by the invoiced value offsetting 17% output VAT. However, our sales outside of China are eligible for VAT exemption, credit and refund policy, and the relating revenues were equal to the invoiced value. The applicable refund rate from January 1, 2006 to June 30, 2007 was 13% and it has been adjusted down to 9% since July 1, 2007. The actual VAT payable is the balance after offsetting both VAT paid on purchases (“input VAT”) and the amount exempted or credited.

Reverse Acquisition - On December 3, 2007, we acquired all of the stock of Moral Star BVI in exchange for a controlling interest in us. As a result, our business became the business of Moral Star BVI, which, as a result of its agreements with Fuda Yiyang, includes the business of Fuda Yiyang. The transaction is accounted for as a reverse merger, with the result that our historical financial statement for periods prior to December 3, 2007 are the financial statements of Fuda Yiyang, and the shares that were issued to the Trust and its designees are deemed to be outstanding from the beginning of the periods presented in the financial statements.

Variable Interest Entity - Our consolidated financial statements include the financial statements of our wholly owned subsidiaries, Moral Star BVI and Moral Star China, as well as Fuda Yiyang, which is a variable interest entity whose financial statements are consolidated with ours pursuant to FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which we, through contractual arrangements, bear the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore we are the primary beneficiary of these entities.

Moral Star China is a party to a series of agreements with Fuda Yiyang. These agreements include a management agreement pursuant to which all net income after deduction of necessary expenses, if any, generated by Fuda Yiyang is paid to Moral Star China and Moral Star China is responsible for paying Fuda Yiyang’s obligations incurred in connection with its business. In addition, Moral Star China manages and controls all of the funds of Fuda Yiyang. Moral Star China also has the right to purchase Fuda Yiyang’s equipment and patents and lease its manufacturing plants, land and remaining equipment. This agreement is designed so that Moral Star China can conduct its business in China. Pursuant to two other agreements, the sole stockholder of Fuda Yiyang, who is also our chief executive officer, has pledged all of her equity in Fuda Yiyang as security for performance of Fuda Yiyang’s obligations to Moral Star China, and she granted Moral Star China an irrevocable grant of a proxy over her stock in Fuda Yiyang. As a result, Fuda Yiyang is considered a variable interest entity.

Comprehensive Income (Loss) - We have adopted Statements of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. We have has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Income Taxes - We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We establish a valuation allowance when it is more likely than not that the assets will not be recovered.

With the approvals of the County Government of Yiyang, Fuda Yiyang was exempt from corporate income taxes during 2007 and 2006. Simultaneously the Local Tax Bureau of Yiyang County has also confirmed the above said preferential tax treatment.

On March 16, 2007, China’s parliament, the National People’s Congress, adopted the Enterprise Income Tax Law, which took effect on January 1, 2008. The new income tax law sets unified income tax rate for domestic and foreign companies at 25%, except that qualified high and new technology enterprises are eligible for a 15% corporate income tax rate. Under the new income tax law, the low preferential tax rate shall gradually increase to the new tax rate within five years after the implementation of this law.

Accounts Receivable - We perform ongoing credit evaluations of our customers and intend to establish an allowance for doubtful accounts when outstanding balances are not considered fully collectable. According to our credit policy, we generally provides 100% bad debt provision for the amounts outstanding over 180 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice.

We may require our customers to make a partial payment when placing an order, based on our credit evaluation. We generally require payment within three months. We maintain a policy that all sales are final and we do not allow returns. No return occurred in the twelve months ended December 31, 2007 and 2006. Based on industry practice and the credit history of customers, we believe the accounts receivable shown on its balance sheets are fully collectable.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average, method, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. We believe that there was no obsolete inventory as of December 31, 2007 and 2006.

Property, Plant and Equipment - Property, plant and equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful life of the assets after taking into account the estimated residual value.

There is no private ownership of commercial land in China. All land ownership is held by the government of China, its agencies and collectives. Land use rights are obtained from government, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required transfer fee. Under three “State-owned Land Use Right Certificates,” issued in September 23, 1999, November 23, 1999 and July 19, 2001, we own the use right of two blocks of industrial-use land (covering 261,669 square feet) for the term of 50 years, beginning from issuance date of the certificates, respectively. We record the property subject to land use rights as property.

Our chief executive officer, Wu Yiting, holds the land use right covering 229,703 square feet where a new facility is located. Ms. Wu Yiting has agreed to transfer the land use right of this block of land to Fuda Yiyang without any cost to Fuda Yiyang prior to the completion of construction, which started in early 2007.

Impairment of Long-lived Assets - Our long-lived assets consist of property and equipment. As of December 31, 2007 and 2006, the net value of property and equipment was $2,747,522 and $2,603,826 respectively, which represented approximately 13.2% and 22.2% of our total assets.

From December 2004 to present, fixed assets, including land, workshop buildings and equipment, amounting to $454,991 were unused. Since the value of land in similar sections of the city was increasing, no impairment on land use right has been charged. The workshop buildings were maintained in good condition, and most of the equipment will be transported and reinstalled into the Company’s new workshop building, which is now under construction. A provision for impairment of certain idle assets in the amount of $146,209 was made previously when they became idle.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements.

Results of Operations

Three Months Ended March 31, 2008 and 2007

The following table sets forth information from our statements of operations for the three months ended March 31, 2008 and 2007, in dollars and as a percentage of revenue (dollars in thousands).

	(In thousands, except per share amounts)
	Three Months Eneded March 31,
Item	2008		2007
Net sales	$9,760	100.0%	$4,038	100.0%
Cost of sales	7,700	78.9%	3,263	80.8%
Gross profit	2,060	21.1%	775	19.2%
Operating expenses:
Selling expenses	64	0.7%	57	1.4%
General and administrative	223	2.3%	71	1.7%
Officers’ compensation	6	0.1%	6	0.1%
Depreciation and amortization	21	0.2%	3	0.1%
Consulting and professional fees	57	0.6%	-	0.0%
Total operating expenses	370	3.8%	137	3.4%
Operating income	1,690	17.3%	638	15.8%
Interest expense	111	1.1%	88	2.2%
Foreign exchange loss	213	2.2%	-	0.0%
Net income	$1,366	14.0%	$550	13.6%
Other comprehensive income
Foreign currency translation adjustment	709	7.3%	47	1.2%
Comprehensive income	$2,075	21.3%	$597	14.8%
Earnings per common share
Basic	$0.13		$0.05
Diluted	$0.09		$0.05
Weighted average number of common shares outstanding
Basic	10,725		10,565
Diluted	14,522		10,565

Net Sales

Net sales were $9,760,370 and $4,037,934 for the three months ended March 31, 2008 and 2007, respectively, representing an increase $5,722,436, or 141.7%. The significant increase is mainly due to our marketing efforts in United Arab Emirates and Russia. During the first quarter of 2008, net sales in Dubai, United Arab Emirates, a retail and wholesale center of bathroom supply distributors in the Middle East, increased $5,332,630 or 138.1% from $3,862,790 to $9,195,420, as compared with the same period of 2007. All during the sales were to non-related parties.

Cost of Sales; Gross Profit

Cost of sales was $7,700,215 and $3,263,348 for the three months ended March 31, 2008 and 2007, respectively. The increase of $4,436,867, or 136.0%, was primarily due to the rapid increase of sales. Cost of sales is the costs of finished goods sold, including raw materials, labor costs and manufacturing overhead. Manufacturing overhead covers the depreciation of production facilities. We treat delivery expenses as a selling expense rather than as an element of cost of sales. As a result, our gross profit was $2,060,155 for first quarter of 2008, representing gross profit margin of 21.1%, compared with $774,586 for the same period of 2007, representing a gross margin of 19.2%.

Selling Expenses

During the first quarter of 2008, selling expenses were $63,718, an increase of $6,605, or11.6%, from $57,113 for the same period of 2007. Selling expenses include delivery expense, advertising and salaries. This increase is mainly attributable to significantly increase (from $33,638 to $60,493) of delivery expenses resulting from both the growth in sales volume and the increased sales in the international market. Our advertising expenses decreased from $23,321to $409.

General and administrative

General and administrative expenses were $222,726 and $70,609 for the three months ended March 31, 2008 and 2007, an increase of $152,117 or 215.4%. General and administrative expenses include salaries, business entertainment, travel and entertainment, rent, office expense, car expenses and insurance costs. The increase is mainly resulted from the expansion of our operating activities in Fuda Yiyang, which led to the increased amount of salaries, insurance, car expenses, business entertainment, travel, office expenses.

Officers’ compensation

Officers’ compensation was $6,411 and $5,806 for three months ended March 31, 2008 and 2007, respectively. The nominal difference was due to a change in the exchange rates prevailing at the two periods.

Depreciation and amortization

Depreciation and amortization, excluding depreciation included in cost of production, increased $17,603 or 542.1% from $3,247 of first quarter of 2007 to $20,850 of comparable period of 2008. The increase in depreciation and amortization is mainly due to additional office equipments and automobiles purchased in 2008.

Consulting and professional fees

We did not incur any consulting or professional fee in the first quarter of 2007, when Fuda Yiyang was still a private company only engaging in product development, manufacturing and market exploration. After the reverse acquisition, our consulting and professional fees increased to $56,755 as a result of our public company expenses.

Net Interest Expense

Net interest expense, offsetting minor interest income, was $110,912 and $88,079 for the first quarter of 2008 and 2007, respectively, representing a $22,833, or 25.9%, increase as a result of the increase of short-term bank loans.

Foreign Exchange Loss

Net foreign exchange loss during first quarter of 2008 was $212,639. We did not incur any foreign exchange loss during the first quarter of 2007. The foreign exchange loss in 2008 reflected a foreign exchange loss on accounts receivable from the customers out of China, offsetting minor foreign exchange gain, which generated from loans of United States dollars.

Net Income

As a result of the factors described above, our net income for the first quarter of 2008 was $1,366,144, or $0.13 per share (basic) and $0.09 per share (diluted), an increase of $816,412, or 148.5%, compared to $549,732, or $0.05 per share (basic and diluted) for first quarter of 2007.

Years ended December 31, 2007 and 2006

The following table sets forth information from our statements of operations for the years ended December 31, 2007 and 2006, in dollars and as a percentage of revenue (dollars in thousands).

	Year Ended December 31,
	2007		2006
	Dollars	Percent	Dollars	Percent
Net sales - unrelated parties	$18,567	72.6%	$11,510	100.0%
Net sales - related parties	7,021	27.4%	—	0.0%
Net sales - total	25,588	100.0%	11,510	100.0%
Cost of sales-unrelated parties	5,209	20.4%	3,569	31.0%
Cost of sales-related parties	15,200	59.4%	5,642	49.0%
Cost of sales-total	20,410	79.8%	9,212	80.0%
Gross profit	5,178	20.0%	2,299	20.0%
Selling expenses	276	1.1%	72	0.6%
General and administrative	432	1.7%	107	0.9%
Officers’ compensation	24	0.1%	22	0.2%
Depreciation and amortization	39	0.2%	9	0.1%
Income from sale of patents, net	576	2.3%	-	-
Consulting and professional fees	73	0.3%	-	-
Reverse acquisition expenses	917	3.6%	-	-
Operating income	3,992	15.6%	2,088	18.1%
Interest expense	371	1.4%	263	2.3%
Foreign exchange loss	198	0.8%	-	-
Net income	3,461	13.5%	1,825	15.9%
Net income per share:
Basic	$0.32		$0.17
Diluted	$0.30		$0.17
Weighted averages shares of common stock outstanding
Basic	10,725		10,565
Diluted	11,444		10,565

Net Sales

Net sales were $25,587,594 and $11,510,199 for 2007 and 2006, respectively, representing an increase $14,077,395, or 122.3%. The significant increase is mainly due to our marketing efforts in Dubai, United Arab Emirates, which is a retail and wholesale center of bathroom supply distributors in the Middle East. During fiscal 2007, our net sales in Dubai increased $15,515,093, or 221%, to $22,521,534 as compared to $7,006,441 in 2006. In addition, we generated revenue of $1,584,942 in Russia during 2007. By concentrating our marketing efforts in the United Arab Emirates and Russia, we significantly reduced our sales efforts in order parts of the world in order to concentrate our marketing effort in the United Arab Emirates and to develop our business in Russia. We see both of these regions as significant markets for products such as those marketed by us. A significant portion of our sales, $7,021,000, or 27.4% of total sales, was made to a related party. We generated no revenue from Russia in 2006.

Cost of Sales; Gross Profit

Cost of sales was $20,409,749 (of which $15,200,461 represented raw materials purchased from KunPeng, a related party) for 2007 and $9,211,533 (of which $5,642,137 represented raw materials purchased from KunPeng) for 2006. The increase of $11,198,216 or 121.6% in cost of sales was primarily due to the rapid increase of sales. Cost of sales is the costs of finished goods sold, including raw materials, labor costs and manufacturing overhead. Manufacturing overhead covers the depreciation of production facilities. Our gross margins are not comparable to those of other entities, which record delivery expenses into cost of sales, since we charge delivery expenses into selling expenses. Gross profit was $5,177,845 for 2007 and $2,298,666 for 2006, representing a gross margin of 20.0% for both years.

Although we were able to significantly increase our sales in years 2007 from 2006, the gross margin did not increase. The main reasons include the reduction in our selling prices to increase the appeal of our products to customers and the increase of the cost of our main raw material, worn copper. The adverse impact of these two factors together offset the decrease of the unit fixed cost with a significant increase in sales.

Selling Expenses

During 2007, selling expenses were $275,634, an increase of $203,299, or 281.1%, from $72,335 for 2006. Selling expenses include delivery expense, advertising and salaries. This increase is mainly attributable to significantly increase of delivery expenses resulting from both the growth in sales volume and the increased sales in the international market, as well as the expenses incurred from our sales offices. Our domestic sales in China were $405,616, or 1.8% of sales, in 2007, as compared with $1,894,503, or 16.5% of revenue, in 2006. As a result, our delivery expenses increased by $149,586 to $198,076 in 2007 as compared to $48,486 in 2006. Expenses in connection with sales offices increased $42,066 to $106,926 for fiscal 2007 as compared to $64,860 in 2006 reflecting the expansion of our marketing effort in the international market.

General and administrative

General and administrative expenses were $432,427 and $106,845 for the twelve months ended December 31, 2007 and 2006, an increase of $325,582 or 304.7%. General and administrative expenses include salaries, business entertainment, travel and entertainment, rent, office expense, car expenses and insurance costs. The increase is mainly resulted from the expansion of our operating activities in Fuda Yiyang, which led to the increased amount of business entertainment, car expenses, travel, office expenses, and related expenses. We also incurred additional general and administrative expenses during December 2007 resulting form our status as a public company.

Officers’ compensation

Officers’ compensation was $24,353 and $22,612 for 2007 and 2006, respectively. The nominal difference was due to a change in the exchange rates prevailing at the two dates.

Depreciation and amortization

Depreciation and amortization, excluding depreciation included in cost of production, increased $30,725 or 353.1% from $8,701 of fiscal 2006 to $39,426 of fiscal 2007. The increase in depreciation and amortization is mainly due to additional office equipment and automobiles purchased in 2007.

Consulting and professional fees

We did not incur any consulting or professional fee in 2006, when Fuda Yiyang was still a private company only engaging in product development, manufacturing and market exploration. After the reverse acquisition, our consulting and professional fees increased to $73,433 as a result of our public company expenses.

Income from Transfer of Patents

During 2007, we transferred two patents to a non-affiliated company for $621,451. The costs relating to the development of these patents had been expensed as incurred and not capitalized. As a result, the basis of these patents was zero. We recognized income of $576,493, representing the purchase price less related taxes and expenses.

Reverse Acquisition Costs

We incurred costs relating the December 2007 reverse acquisition of $916,908 were incurred in the fourth quarter of 2007. This amount includes the payment of $625,000 to the former principal stockholders to purchase its shares, and professional fees $291,908, including a non-cash charge of $33,852, the fair value of 33,517 shares of common stock issued to a reverse merger consultant. These reverse merger costs in 2007 are non-recurring.

Net Interest Expense

Net interest expense, offsetting minor interest income, was $371,334 and $263,061 for 2007 and 2006, respectively, representing $108,273 or 41.2% increase as a result of the increase of short-term bank loans.

Foreign Exchange Loss

Net foreign exchange loss during 2007 was $198,373, which reflected a foreign exchange loss of $213,017 on accounts receivable from the customers out of China, offsetting foreign exchange gain of $14,644, which generated from loans of United States dollars.

Net Income

As a result of the factors described above, our net income for 2007 was $3,460,510, or $0.32 per share (basic) and $0.30 per share (diluted), an increase of $1,635,398, or 89.6%, compared to $1,825,112, or $0.17 per share (basic and diluted) for 2006. With the approval of the County Government of Yiyang, Fuda Yiyang was exempt from corporate income taxes for 2007 and 2006. As a result, we did not pay any income tax in either 2007 or 2006.

Liquidity and Capital Resources

At March 31, 2008, we had working capital of $8,390,709, reflecting a current ratio of 2.0:1 and quick ratio of 0.9:1, compared to working capital of $7,988,451, reflecting a current ratio 2.0:1 and quick ratio of 1.0:1 as of December 31, 2007. As of March 31, 2008 and December 31, 2007, we had cash of 2,764,643 and $169,319, respectively.

During first quarter of 2008, our operations provided cash of $3,544,342 as compared with cash used by operating activities of $145,648 used for the same period of 2007. The significant improvement of our cash position in operating activities is largely attributable to the collection of accounts receivable from one of our related parties. Comparably, during the first quarter of 2007, the increase of inventories and accounts receivable has significantly affected our short-term liquidity.

During the first quarter of 2008, we utilized $1,379,708 in purchasing fixed assets, principally equipment, as compared to $27,032 for the same period during 2007.

During three months ended March 31, 2008, our financing activities used $50,679 as compared with net cash inflow of $110,633 for the same period of 2007. We raised $5,381,802 from short-term loans from several banks, which was partly offset by repayment of $4,884,271 to the banks. Loan proceeds from related parties were $2,800,128, which was offset by repayment to related parties of $3,348,338 in first quarter of 2008. We raised $1,819,019 from short-term bank loans in first quarter of 2007 and repaid $1,708,386.

We have financed our operations principally through rolling short-term bank loans and, to a lesser extent, through loans from related parties. The bank loans, which are secured by a mortgage on one of our parcels of land and ten workshop buildings, typically have terms of two or three months in connection with our export orders. There can be no assurance that we will acquire necessary working capital from banks continuously. In December 2007, in connection with the share exchange acquisition, we sold shares of series A preferred stock and warrants, from which we received net proceeds of $2,228,440. This number is net of all issuance costs and reverse acquisition costs. The proceeds were mainly used to expand our manufacturing facilities. The warrants entitle the holders to purchase up to 2,060,606 shares of common stock at $1.80 per share and up to 4,121,212 shares of common stock at $3.00 per share.

The securities purchase agreement for our December 2007 private placement prohibits us (i) from issuing convertible debt or preferred stock until the earlier of December 3, 2010 or until the investors have converted or exercised and sold the securities issued in the private placement or (ii) from having debt in an amount greater than twice our EBITDA until December 3, 2010 or until 90% of the securities have been converted or exercised and sold. The investors in the private placement also have a right of first refusal on future financings. These provisions may make it difficult for us to raise money for our operations or for acquisitions.

We believe that our working capital will be sufficient to meet our cash requirements for the next 12 months. However, in order to expand our business by enlarging our production capacity and developing new markets we will require significant additional capital, and we can not assure you that any necessary financing will be available on reasonable terms, if at all.

During 2007, our second largest customer, accounting for sales of $7,020,720, or approximately 27.4% of sales, was a Dubai-based company owned and controlled by Jibrin Issa Jibrin Al Jibrin, who is the trustee of the Wu Yiting Trust, our controlling stockholder, and, since April 2008, a director. At December 31, 2007, accounts receivable from this customer were $6,996,322, which represent approximately 87% of our working capital and have been fully collected as of March 31, 2008. We had no sales to this customer during the first quarter of 2008.

Off-Balance Sheet Arrangements

At March 31, 2008, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS

The Company

We are a holding company, and through our subsidiaries and affiliates, develop, manufacture, distribute and market a wide range of brass faucets and related spouts and fittings. We produce all of our products in China and export most of our products in international markets, primarily in the Middle East, Europe, and Africa. We sell our products to distributors rather than to end users.

We began our business by focusing on copper re-processing in 1995. In 2002, we began to produce and sell brass faucets, spouts and fittings to the Chinese local market, and in 2004, we began to sell our European style products internationally.

About Us

We are a Delaware corporation, incorporated in 1969 under the name Magnum Communications Corp. We subsequently changed our name to Vacation Ownership Marketing, Inc., whereupon we engaged in the development and marketing of time-shared condominiums.  In 1983, we ceased operations due to continued financial difficulties and adverse litigation.  From 1983 until August 29, 2001, we were not engaged in any business. On August 29, 2001, we acquired Encore Builders, Inc., a construction company. Beginning on August 29, 2001 we were engaged in the construction of Conquistador Plaza Apartments in Miami, Florida, pursuant to a lump sum construction contract with Conquistador Plaza. These operations ceased with the separation of Encore Builders from us in the first quarter of 2002. As of May 10, 2004, we changed our corporate name to Capital Solutions I, Inc. After the reverse acquisition in December 2007, we changed our corporate name to Fuda Faucet Works, Inc. on January 3, 2008.

Our executive office is located at Ge Jia Ba, Hua Ting, Yiyang, Jiangxi, PRC 334400. Our telephone number is 86 793-5887178. Our website is www.jxfuda.com . Information on our website and any other website is not a part of this prospectus.

Reverse Acquisition

On December 3, 2007, we (then known as Capital Solutions I, Inc.) executed a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee (the “Trustee”) of the Wu Yiting Stock Trust (the “Trust”), which was the sole stockholder of Moral Star Development Limited, a British Virgin Islands company (“Moral Star BVI”), pursuant to which the Trustee transferred to us all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of our common stock, which were issued to the Trust and the designees of the Trust, some of whom acquired their shares as nominee of Wu Yiting, our chief executive officer. As a result, Moral Star BVI became our wholly-owned subsidiary and the business of Moral Star BVI and its affiliated companies became our business. The sole beneficiary of the Trust is Wu Yiting, who, as a result of the exchange, became our chief executive officer. The transaction is treated as a reverse acquisition. As a result, for accounting purposes, Moral Star BVI is treated as the acquiring company and our financial statements for period prior to December 3, 2007 reflect the historical operations of Fuda Yiyang.

Stock Distribution

On December 14, 2007, we effected a 3.2-for-one stock distribution of our common stock pursuant to which each share of common stock was converted into 3.2 shares of common stock. All references to shares and per share information in this prospectus give effect to the stock distribution.

December 2007 Private Placement

In connection with the acquisition of Moral Star BVI, we entered into the following agreements:

•
A securities purchase agreement with Barron Partners, LP, Silver Rock I, Ltd. and Eos Holdings pursuant to which the investors purchased, for $3,400,000, 3,090,909 shares of series A preferred stock and warrants to purchase 2,060,606 share of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share.

•
An escrow agreement pursuant to which we issued 3,000,000 shares of series A preferred stock into escrow. These shares, which are in addition to the 3,090,909 shares that we issued in the private placement, are to be transferred to the investors based on a formula set forth in the agreement if our earnings before interest and taxes (“EBIT”) do not reach certain target levels for 2007 and 2008. The target for 2007 has been met.

•
A buy-back agreement with our then principal stockholders, pursuant to which they sold to us all of the shares of common stock owned by them, which constituted 75% of our then outstanding common stock, for a purchase price of $625,000.

See “Selling Stockholders - December 2007 Financing” for more information concerning the terms of the private placement.

Corporate Structure

Moral Star BVI owns 100% of the stock of Jiangxi Moral Star Copper Technology Co., Ltd. (“Moral Star China”), which is a wholly foreign-owned enterprise under the laws of the PRC. Moral Star China is a party to a series of contractual arrangements with Fuda Yiyang, a limited liability company headquartered in, and organized under the laws of, the PRC.

Fuda Yiyang was incorporated as a limited liability company under the laws of the PRC on November 20, 1995, and Wu Yiting, our chief executive officer and chairman of the board of directors, is the sole owner of Fuda Yiyang. PRC law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, we operate our businesses in China through Fuda Yiyang. Fuda Yiyang has the licenses and approvals necessary to operate its business in China. We have a series of contractual arrangements with Fuda Yiyang and its sole owner pursuant to which we own and operate the business of Fuda Yiyang. Through these contractual arrangements, we also have the ability to substantially influence Fuda Yiyang’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Fuda Yiyang, we are considered the primary beneficiary of Fuda Yiyang. Accordingly, we consolidate the results, assets and liabilities of Fuda Yiyang in our financial statements, and the business described in this prospectus is the business that was conducted by Fuda Yiyang prior to the share exchange transaction.

Our relationships with Fuda Yiyang and its sole owner are governed by a series of contractual arrangements between Moral Star China and Fuda Yiyang. Under PRC laws, each of Moral Star China and Fuda Yiyang is an independent legal person and none of them is exposed to liabilities incurred by the other parties. On December 3, 2007, we entered into the following contractual arrangements with Fuda Yiyang or its owner.

Management Agreement

Pursuant to the management agreement, Moral Star China manages and operates Fuda Yiyang’s business. In implementing this agreement, Moral Star China manages the operations of Fuda Yiyang, including, but not limited to, nominating and replacing members of Fuda Yiyang’s board, determining compensation and controlling management and day-to-day operation. All revenue (total profit (if any) after deduction of necessary expenses) generated by Fuda Yiyang shall be paid to Moral Star China and Moral Star China is responsible for paying Fuda Yiyang’s obligations incurred in connection with its business. In addition, Moral Star China manages and controls all of Fuda Yiyang’s funds.

Related Transactions Agreement

Under the related transactions agreement among Fuda Yiyang, Moral Star China, and KunPeng, a company also owned by Wu Yiting, KunPeng agreed to supply Fuda Yiyang and Moral Star China on an exclusive basis with recycled copper at its original cost, which will be not greater than the local market price. When the price of worn copper fluctuates in the local market by 20%, KunPeng must notify Fuda Yiyang and Moral Star China. This agreement does not prohibit Fuda Yiyang or Moral Star China from obtaining recycled copper from other sources. KunPeng is presently our largest supplier of raw materials. The agreement is a long-term agreement with no set expiration date.

Purchase Agreement

Pursuant to the purchase agreement, Moral Star China has a right to purchase the entire business of Fuda Yiyang. Moral Star China controls all of the operations of Fuda Yiyang and under the purchase agreement, agrees to purchase Fuda Yiyang’s equipment and patents and leases Fuda Yiyang’s manufacturing plants, land and remaining equipment. The purchase agreement is designed so that Moral Star China can conduct its business in China.

In December 2007, Moral Star China purchased equipment from Fuda Yiyang in the amount of $368,615 and finished products having a cost of $20,535 at the price equal to their book value.

Stockholders’ Voting Proxy Agreement

Pursuant to the proxy agreement, Wu Yiting, sole owner of Fuda Yiyang, agreed to irrevocably grant a person to be designated by Moral Star China with the right to exercise the stockholder voting rights among other rights, including the attendance at and the voting of the Fuda Yiyang shares at stockholder meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and its articles of association, including but not limited to the rights to sell or transfer all or any of her equity interests of Fuda Yiyang, and appoint and vote for the directors and chairman as the authorized representative of the stockholders of Fuda Yiyang.

Shares Pledge Agreement

Under the pledge agreement, Wu Yiting pledged all of her equity interests in Fuda Yiyang to Moral Star China to guarantee Fuda Yiyang’s performance of its obligations under all related agreements by and between Moral Star China and Fuda Yiyang. Neither Wu Yiting nor Fuda Yiyang may transfer any of the pledged shares without the permission of Moral Star China

Exclusive Option Agreement

Under the option agreement between the Wu Yiting and Moral Star China, Wu Yiting irrevocably granted Moral Star China or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Fuda Yiyang, or to purchase the real estate and land used currently owned by Fuda Yiyang, at a price agreed upon by all parties. This agreement may not be terminated without the unanimous consent of all the parties, except that Moral Star China may, by giving thirty (30) days prior notice to the parties, may terminate this agreement.

Patent Transfer Agreement

Under the patent transfer agreement, Fuda Yiyang will transfer its patent certificate of utility model named Bending Water Pipe, designed by Yu Zeshi, patent number ZL 99 2 59230.5, certificate number 427197 to Moral Star China. Moral Star China is to pay an assignment fee for the patent of RMB 10,000 (US$ 1,392). If Fuda Yiyang does not transfer the patent without reason, Fuda Yiyang is to pay a penalty fee to Moral Star China. If Fuda Yiyang delays the transfer for more than two (2) months, Moral Star China has the right to terminate this agreement and request a return of the assignment fee.

Trademark Transfer Agreement

Under the trademark transfer agreement, Fuda Yiyang transferred its trademark, “FURDHER” to Moral Star China for RMB 10,000 (US$ 1,392). The registration is valid until January 1, 2015 in China. The trademark is registered with Serial No. 11, which includes bathroom equipment, flushing device and washing equipment.

The following chart summarizes our organizational and ownership structure.

Our Business

We are a holding company, and all of our operations are conducted by our Chinese subsidiary, Moral Star China, and our affiliated company, Fuda Yiyang.

The manufacture of brass faucets and related products is a labor-intensive industry. China has become one of most significant manufacturer of these products in the past two decades. Especially during the recent years, a number of global producers of sanitary ware and bathroom fittings have established manufacturing facilities in China. Our growth is dependent on expanding our manufacturing capacity, upgrading our products, improving quality, and improving international sales and service. The market for faucet and related products is related to the market for real estates. Although there is not a direct correlation between the real estate market and the market for bathroom fixtures, any slowdown affecting new residential construction would have an effect on the market for products, such as bathroom faucets and related products, that are used in new construction. Through December 31, 2007, we have not been affected by negative trends in the real estate market, largely because of the significant increase in sales to Dubai, where there has been an increase in construction projects. During 2007, we have expanded into Russia, which became one of the major international markets for our products.

We provide services as an original equipment manufacturer or original design manufacturer for other companies. We plan to broaden the scope of our business to offer a broader range of services, including market research and tracking, product design, and integrated services including assembly, delivery and related services.

Product Lines and Manufacturing Process

Our products include kitchen and bar faucets, bathroom faucets and bathroom accessories. The following table set forth information as to the sales of these products for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006 (dollars in thousands):

	Three Months Ended March 31,		Year Ended December 31,
Category	2008	2007	2007	2006
Kitchen and bar faucets	$3,814	$1,427	$15,969	$7,118
Bathroom faucets	5,946	2,382	8,915,	3,532
Bathroom accessories	—	229	704,	860
Total	$9,760	$4,038	$25,588	$11,510

The basic process of our products consists of molding and forming the main body of the faucet, applying a finish, and then assembling the various components, followed by inspection and packaging.

Forging is the process of shaping metals by deforming them in some way. In hot forging, heated metal is forced results in a shape similar to the faucet body. In molding and forming our faucets, we use hot forging to create the shape of the faucet. We believe that forging is a more efficient process than machining since it can produce a near-net shape in about three seconds with little waste. As a result, only minor mechanical machining is required for us to produce the exact dimensions needed. After the machining process is completed, the faucet body is polished in an eight step process.

The next step is plating. Plating involves a leaching process that eliminates remaining molecules from the brass surface. The conventional plating is nickel and chrome since these materials are most resistant to corrosion. First, a base coating of electroplated nickel is applied, followed by a thin coating of electroplated chromium. The chrome layer is deposited from a plating bath containing certain additives that improve corrosion resistance.

Finally, the faucets and other components are sent for assembly. This process takes place on rotary assembly machines, which are precisely controlled. The sprout, if separate, is first installed, followed by the ceramic cartridge. This cartridge is screwed in place with a brass screw using a pneumatic gun, and then the handle is attached by hand. After assembly, the faucets are packaged in boxes along with any other components that are needed for final installation.

Our products are checked against the blueprints to ensure it matches all dimensions. A go-no-go gauge is used to make sure the interior and exterior threads fit together.

Before plating, parts are visually checked for surface imperfections, which are removed by sanding. After final assembly, every faucet is pressure tested with air and water for leaks and tested for durability.

The lab will sample some faucets, make use of special devices to test the thickness of plating, carry out a punished/forcing test to evaluate the working life of faucet, and ultimately approve for final installation.

Market and Competition

Overview of the Copper and Faucet Industry

Copper is one of the leading raw materials in the faucet production industry. As a result of increased living standards of homes worldwide, there is an increased demand for brass faucet industry, with an increasing demand for reprocessed copper. According to Britain BSRIA Ltd. (a consultancy, test and research not-for-profit, member-based association), the global faucet markets, valve and other plumbing sets are in strong demand. The global market volume of plumbing works is as large as $30 billion, with growth projected in the range of 20% per annum.

We believe that China will become increasingly important as the manufacturing base of plumbing works in the future. China, the United States and Italy manufacture more than 80% of the world’s faucets. According to customs statistics from the United States, the faucet imports reached $2.5 billion in 2005, 20% of which was imported from China. U.S. imports of bathroom accessories reached almost $1 billion in 2005.

Because of the increased urbanization of China’s residential and commercial communities, there is an increased demand in China’s local market for medium and high-end products. The sales volume of plumbing works in 2005 was about $1.33 billion in the Chinese domestic market. China exported about $700 million worth of plumbing works in 2004 and its exports are increasing at an annual rate of more than 20%, according to The Analysis Report of China Plumbing Works Market.

The demand of faucets and relating accessories reflects increased business resulting from an active real-estate market. For example, Dubai has witnessed tremendous increase in real estate investment, growing to $1.8 billion in 2006 from $1.2billion in 2000. The construction boom in the Persia Gulf region is also at an all-time high, with 2,837 projects currently underway with an excess of $2.4 trillion in investment. During the year ended December 31, 2007, we generated revenues of $17,112,000 from customers in Dubai as compared to revenues of $2,955,000 from Dubai-based customers during the comparable period of 2006, an increase of approximately 479%. Our Dubai customers are distributors of bathroom fixtures and related products.

Sales and Marketing

We produce all our products in China and export most of them to international markets through distributors. We do not sell directly to end users. We have a sales staff in Dubai, United Arab Emirates, which we established in March 2006. Through distributors in China and Dubai, our products are sold to customers in different markets, including United Arab Emirates, Spain, Turkey, Israel, Saudi Arabia, Italy, Libya, and Russia and Africa. We market our products by participating in trade shows, mail order catalogues directed at distributors as well as personal telephone contact with customers and potential customers. We provide our distributors with after-sales service to assist them in marketing our products, and our sales director, who is stationed in Dubai, together with his sales team, pay visits to distributors and potential distributors to support them in sales by providing product literature and material and discussing marketing strategies. We deliver our products to the distributors, which, in turn distribute the products to their customers.

The following table describes net sales of our products by our distributors in the major geographic areas (dollars in thousands):

	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007		2006
Country	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
United Arab Emirates	$9,195	94.2%	$3,863	95.7%	$22,522	88.0%	$7,006	60.9%
Russia	565	5.8%	0	0.0%	1,610	6.3%	0	0.0%
Spain	0	0.0%	149	3.7%	457	1.8%	907	7.9%
Africa, primarily Nigeria	0	0.0%	0	0.0%	437	1.6%	134	1.2%
China	0	0.0%	1	0.0%	406	1.6%	1,895	16.5%
Turkey	0	0.0%	24	0.6%	155	0.6%	980	8.5%
Israel	0	0.0%	0	0.0%	0	0.0%	348	3.0%
Other	0	0.0%	0	0.0%	1	0.1%	240	2.0%
Total	$9,760	100.0%	$4,038	100.9%	$25,587	100.0%	$11,510	100.0%

Principal Customers

A significant percentage of our business is generated from a small number of customers. The following table sets forth information as to sales to the only customers who accounted for 10% or more of our sales for any of the three months ended March 31, 2008 or 2007 or the years ended December 31, 2007 or 2006 (dollars in thousands)

	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007		2006
Customer	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
Isabella Hardware Trading L.L.C.	$4,831	49.5%	$1,333	33.0%	$12,810	50.1%	$2,843	24.7%
Super Way General Trading L.L.C.	4,353	44.6%	—	—	—	—	—	—
Al Jibrin General Trading L.L.C.	—	0.0%	303	7.5%	6,829	26.7%	1,136	9.9%

Our customers are distributors that are based in China and Dubai, United Arab Emirates. Our second largest customer for both 2007 and 2006, Al Jibrin General Trading L.C.C., is owned by Jibrin Issa Jibrin Al Jibrin, who is trustee of the Wu Yiting Stock Trust and, since January 2008, has been sales director of Fuda Yiyang, and, since April 2008, has been one of our directors. Isabella Hardware and Super Way General Trading are also distributors located in the United Arab Emirates.

Competition

We compete with major international and domestic companies. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. Many competitors have production lines that allow them to produce more sophisticated and complex devices than we currently offer and to offer a broader range of display devices. Other emerging companies or companies in related industries may also increase their participation in the display and display module markets, which would intensify competition in our markets. We might lose some of our current or future business to these competitors or be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability. Further, to the extent that, whether as a result of the increased cost of copper, the relative strength of the Chinese currency, shipping costs or other factors, we area not able to price our products competitively, our ability to sell our products in both the Chinese domestic and the international markets will suffer.

Raw Materials and Suppliers

Copper is our principal raw material. Jiangxi province, the location of Fuda Yiyang factory, is rich in copper resources. In 2006, the production volume of copper in Jiangxi province was about 500,000 tons, according to the Analysis Report of China Copper Market on July 31, 2007. There are a number of copper processing factories in the area around the Fuda Yiyang factory and it is very easy for us to obtain scrap copper when needed. Our principal suppliers of copper are KunPeng and Yiyang Tengfei Electric Ware Company (“Tengfei”). KunPeng was our largest supplier for the three months ended March 31, 2008 and 2007 and 2006. We purchased raw materials from KunPeng for $5,453,133 , representing 56.3% of our raw material purchases for the three months ended March 31, 2007, $16,491,000, representing 70.5% of our total purchases, in 2007 and $5,808,538, representing 56.4% of our purchases, in 2006. Wu Yiting, our chief executive officer and chairman, owns 80% of the equity and is chairperson of KunPeng. Our purchases from Tengfei were $2,072,772, representing 21.4% of our purchases for the three months ended March 31, 2008, $6,287,277, representing 26.9% of our purchases in 2007, and $3,966,986, representing 38.5% of our purchases in 2006. No other supplier accounted for more than 3% of our purchases for any of these periods.

We manufacture the main part of the faucet, such as faucet body and utilize the services and products of other manufacturers for the fittings and/or components to the faucet. These products are readily available to us from a number of suppliers. The following table sets forth our main fittings suppliers.

Supplier	Fittings
Wenzhou Haicheng Yongshi Valve Core Company	Valve core
Zhejiang Changhe Jinyi Plumbing Factory	Shower series
Zhejiang Aifeiling Plumbing Company	Downcomer
Yutao Lufu Ciwa Valve Factory	Hose, valve core
Wenzhou Huamei Copper Tube Company	Hose
Zhejiang Changjiang Chaohong Plumbing Factory	Shower series

The faucet body is usually made of brass, which is an alloy of copper and zinc. The proportions of zinc and copper can be varied to create a range of brasses with varying properties. Brass is the most widely used material for faucets due to its resistance to soft-water corrosion and hard-water calcification. These products are available from a wide range of suppliers.

Employees

As of March 31, 2008, we had 718 full time employees at Fuda Yiyang, including 27 executive, 620 manufacturing, 13 sales and marketing and 58 administrative employees. In addition, Fuda has four employees. Employees at Fuda Yiyang are represented by a union. We believe that our employee relations are good.

Intellectual Property

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. The following table describes our intellectual property:

Type	Name	Issued by	Duration	Description
Trademark	“FURDHER” Registration No. 3512752	Trademark Bureau of the People’s Republic of China	Ten years, expiring on January 27, 2015 (and renewable within six months prior to the end of each ten-year term for additional ten-year periods)	Trademark for our bathroom products

Patent	Bending Water Pipe Patent No. ZL 99 2 59230.5 Certificate No. 427197	Intellectual Property Bureau of the People’s Republic of China	Ten years, expiring on December 2009

Approximately 30% of our products use the invention covered by this patent. However, we have not sought patent protection outside of China and we cannot assure you that we will be able to enforce our rights under our patent.

Research and Development

During 2007 and 2006 we did not have significant research and development activities.  During 2008, we have engaged in modest research and development activities relating to new models for our products.

Environmental Matters

Fuda Yiyang, which manufactures our products, is subject to Chinese and regional environmental laws and regulations. Wastes generated from the metal plating operations generally include: spent solutions containing metals, rinse water (wastewater) and sludge. When present in sufficient concentration, nearly all of the wastes produced by metal-finishing operations are directly toxic to humans and when in discharges or spills will have negative impacts on the environment. Our plating facility and related water treatment system are built under rigorous government criterion, and we received a manufacturing license from the government department of environmental protection. Fuda Yiyang has passed environmental impact assessment by local environment authorities. Our plating facility and related water treatment system are built under government criterion, and we received a manufacturing license from the government department of environmental protection. We believe that we and Fuda Yiyang are in compliance in all material respects with all environmental protection laws and regulations.

Property

In China, there is no private ownership of land. The government issues a certificate of land use right, which is transferable and permits the holder to use the land. We hold three certificates of property rights which cover two blocks of industrial-use land in Jiangxi province in China, covering 262,000 square feet, for the term of 50 years, beginning from issuance date of the certificates, respectively.

One block of land and ten workshop buildings are held as collateral pursuant to a maximum amount mortgage contract with a commercial bank which we entered into on September 6, 2007.

Our chief executive officer, Wu Yiting, holds the land use right covering 229,703 square feet, where a new facility is to be located. Ms. Wu is currently applying for registration to transfer the land use right to Fuda Yiyang.

We also lease office space in Dubai, United Arab Emirates under a one-year lease that expires in September 2008.

We believe our real property, including the property under construction, is adequate to meet our current needs.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  As of the date of this Prospectus, we were not aware of any such legal proceedings or claims against the Company or its subsidiaries.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers of the Company are as follows:

Name	Age	Position
Wu Yiting	44	Chief executive officer and chairman of the board of directors
Wu Yaxu	42	Chief financial officer, director
Yu Hao(1)	35	Director
Zhang Ning(1)(2)	49	Director
David Yaudoon Chiang(1)(2)	38	Director
David Oldridge(2)	54	Director
Jibrin Issa Jibrin AlJibrin	49	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Wu Yiting became our chief executive officer and chairman of the Board of Directors on December 3, 2007. From 1995 Ms. Wu founded Fuda Yiyang and has been its chief executive officer from its organization until the present. Ms. Wu majored in economy management, graduated from Central China Political University in 2000 and is a registered accountant in China.

Wu Yaxu became our chief financial officer and one of our directors on December 3, 2007. She worked as accounting supervisor in Jiangxi Gandongbei Bushing Factory from 1983 to 1994. Ms. Wu has been working at Fuda Yiyang since 1995 until the present. She majored in Corporation Management, graduated from Beijing Academy of Social Science in 1989. She is a registered accountant in China.

Yu Hao has more than 15 years of work experience in finance and accounting. Ms. Yu is a chartered certified accountant. Ms. Yu has been chief financial officer of Shen Zhen Min Run Agriculture Products Distribution Chain Store Co., Ltd. since March 2008. Ms. Yu worked as a financial controller at DeCoro Limited from July 2004 to March 2008, as chief financial officer at Hubei Tianhua Shareholding Co., Ltd from May 2000 to July 2004, and as an internal audit and business control manager at Shenzhen IBM Technology Product Co., Ltd. from July 1998 to May 2000. Ms. Yu Hao graduated with a MS in accounting from The Chinese University of Hong Kong Business School and a BS in technical economics from Huazhong Science & Technology University.

Zhang Ning has more than 20 years of experience in accounting and corporate finance. Mr. Zhang has been a senior financial consultant at Friedland Capital Corporation since July 2005. He worked in the finance consulting division at Benchmark Capital from July 2002 to June 2005, as an audit manager at Beijing Xiwen Accounting firm from July 1997 to July 2002, and as an audit manager at Beijing Dexin Accounting firm from March 1993 to June 1997. Mr. Zhang received a BS in Finance and Accounting from Renmin University of China

David Yaudoon Chiang has more than 15 years of experience in finance. Since July 2004, Mr. Chiang has been a managing director in the investment banking division of Northeast Securities, Inc. Mr. Chiang was a principal of Bayview Consulting from June 2003 to July 2004, a vice president at C.E. Unterberg, Towbin Asset Management from February 2002 to March 2003, an analyst at C.E. Unterberg Towbin from December 1999 to December 2001, a senior equity analyst at Nikko Securities International from June 1997 to February 1999. Mr. David Yaudoon Chiang graduated with honors from New York University - Stern School of Business and holds a BS degree in Finance and International Business.

David Oldridge has more than 30 years of experience in operations management and entrepreneurship. Mr. Oldridge has been the head of Contract Logistics North Asian for CEVA since October 2007. Mr. Oldridge was managing director of Asian Insight from January 2007 to October 2007, chief executive officer of SCFulfil Logistics Limited from March 2006 to January 2007, chief executive officer of Tradeport Hong Kong Limited from January 2002 to March 2006, vice president of BAX Global from December 1998 to January 2002 and an executive director at PT Global Indonesia from December 1997 to December 1998.

Jibrin Issa Jibrin Al Jibrin joined Fuda’s affiliated company, Fuda Yiyang, as sales general manager, in 2006 and has served as sales director since January 2008. Mr.Al Jibrin held director positions in Dammam Dome Group in Saudi Arabia from 2002 to 2006, Issa Al Jiblin from 1999 to 2002; and Gabieal International Corporation from 1983 to 1999. Mr. AlJibrin graduated from Kent State University with a Bachelors degree in Computer Science and Business Management.

Committees of the Board of Directors and Financial Expert

Effective April 28, 2008, we elected Yu Hao, Zhang Ning, David Yaudoon Chiang, David Oldridge and Jibrin Issa Jibrin Al Jibrin were elected as directors. Ms. Yu, Mr. Zhang, Mr. Chiang, and Mr. Oldridge are independent directors. On that date, the board also created audit and compensation committees. The audit committee consists of Yu Hao, as chairperson, Zhang Ning and David Yaudoon Chiang. The compensation committee consists of Zhang Ning, as chairperson, David Yaudoon Chiang and David Oldridge.

The board has determined that at least one person on the audit committee, Ms. Yu Hao qualifies as a “financial expert” as defined by SEC rules.

Code of Ethics

We have not adopted a code of ethics as of the date of this current report. However, we plan to adopt a code of ethics during the current fiscal year.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and certain persons holding more than 10% of a registered class of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and certain other shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the best of the Company’s knowledge, based solely upon a review of the copies of such reports, during 2007, all of the required filings were made on a timely basis.

Family Relationships

Ms. Wu Yiting and Ms. Wu Yaxu are sisters. There are no other family relationships among our officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid for the past two years for each person who served as our chief executive officer and our chief financial officer during 2007 and 2006. Compensation includes compensation from Fuda Yiyang. No officer received compensation in of $100,000 during 2007 and 2006.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Wu Yiting,	2007	$8,100	-0-	-0-	-0-	-0-	-0-	$8,100-
chief executive officer	2006	8,100	-0-	-0-	-0-	-0-	-0-	$8,100-

Wu Yaxu,	2007	$6,500	-0-	-0-	-0-	-0-	-0-	$6,500
chief financial officer	2006	6,500	-0-	-0-	-0-	-0-	-0-	6,500

Christopher Astrom,	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
chief executive and financial officer	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-

None of our officers have employment contracts, options or other equity-based incentives. We do not have a stock option or other equity-based incentive plan. Mr. Astrom served in these capacities prior to the reverse acquisition.

Compensation of Directors

For their services as a director and a committee member, we pay each of our independent directors an annual fee of $15,000, payable quarterly, and we issued to each of them, upon their election in April 2008, 2,632 shares of common stock, which represents the number of shares that has a value of $10,000 on April 22, 2008.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2008, by:

•	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group

Name (1)	Shares of Common Stock Beneficially Owned (2)	Percentage
Jibrin Issa Jibrin AlJibrin (2)	7,017,620	65.4%
Wu Yiting (2)	9,739,645	90.8%
Wu Yaxu	0	0.0%
Yu Hao	2,632	*
Zhang Ning	2,632	*
David Yaudoon Chiang	2,632	*
David Oldridge	2,632	*
All officers and directors as a group (2)	9,750,173	90.8%

*          Less than 1%.
(1)	Unless otherwise noted, the address for each of the named beneficial owners and directors and officers is c/o Fuda Faucet Works, Inc., Ge Jia Ba, Hua Ting, Yiyang, Jiangxi, PRC 334400.

(2)
Jibrin Issa Jibrin AlJibrin is trustee of the Ms. Wu Yiting Stock Trust and a director. The shares beneficially owned by Mr. AlJibrin represent shares owned by him as trustee. Ms. Wu Yiting is our chief executive officer and chairman of our board of directors. The shares held by the trust are deemed to be beneficially owned by Ms. Wu since she has a right to instruct the trustee as to the voting or disposition of the shares. Ms. Wu is also the beneficial owner of 2,722,025 shares of common stock which are held by certain of our employees as nominee for Ms. Wu.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of April 30, 2008. At such date, none of the persons named in the table held any options or warrants.

Barron Partners owns series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the reverse acquisition, Jibrin Issa Jibrin Al Jibrin, trustee of the Trust, transferred to us all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of our common stock, which were issued to the Trust and the designees of the Trust. As a result, Moral Star BVI became our wholly-owned subsidiary and its business became the business of the Company. The sole beneficiary of the Trust is Wu Yiting, who, as a result of the exchange, became the chief executive officer and chairman of the board.

Wu Yiting is the sole owner of Fuda Yiyang. Moral Star China is party to a series of agreements with Fuda Yiyang. These agreements, which consist of a management agreement, a purchase agreement, a voting proxy agreement, a share pledge agreement, an exclusive option agreement, a patent transfer agreement and a trademark transfer agreement, and provide that we operate the business of Fuda Yiyang and derive the profits (and sustain the losses) of Fuda Yiyang. We also have a supply agreement with KunPeng, pursuant to which KunPeng has agreed to supply Fuda Yiyang and Moral Star China on an exclusive basis with recycled copper at its original cost, which will be not greater than the local market price. When the price of worn copper fluctuates in the local market by 20%, KunPeng must notify Fuda Yiyang and Moral Star China. The agreement has no fixed term. Wu Yiting is also the chief executive officer and an 80% stockholder of KunPeng. These agreements are described under “Business - Corporate Structure.” We purchase most of our raw copper from KunPeng. Our purchases from KunPeng totaled $5,454,133 , representing 56.3% of our raw material purchases for the three months ended March 31, 2008, $16,491,000, representing 70.5% of our total purchases, in 2007 and $5,808,538, representing 56.4% of our purchases, in 2006. The amount due to KunPeng in connection with above-said trade transactions was $1,289,647 at March 31, 2008, $1,189,152 at December 31, 2007 and $1,168,963 at December 31, 2006.

On January 1, 2008, Jibrin Issa Jibrin Al Jibrin became sales director of Fuda Yiyang. Al Jibrin General Trading L.L.C., a Dubai-based distribution company that is owned by Mr. AlJibrin, was our second largest customer in 2007, accounting for sales of $7.0 million, or 27.4% of our sales. Sales to Al Jibrin General Trading were made at the same prices and on the same terms, including credit terms, as sales to non-affiliated distributors. As of December 31, 2007, the amount due from Jibrin company was approximately $7.0 million, all of which has been collected as of March 31, 2008. Mr. AlJibrin is the trustee of the Wu Yiting Trust, which is our controlling stockholder.

We have from time to time borrowed money from related parties on a non-interest bearing basis. Mr. Yu Zeshi, the husband of Ms. Wu Yiting, owned 51% of the equity in Fuda Yiyang and was its chairman of the board until April 8, 2007. On April 8, 2007, Mr. Yu transferred all of his equity to his wife, Wu Yiting. As of December 31, 2006, we owed Mr. Yu $507,926. In 2007, Mr. Yu advanced $268,689 to us and we repaid all outstanding balance to Mr. Yu. All abovementioned loans bear no interest.

As of December 31, 2006, we owed Ms. Wu Yiting $38,419. In 2007, Ms. Wu advanced $926,614 to us. We repaid Ms. Wu $95,231 during 2007. As of December 31, 2007, the balance due to Ms. Wu was $869,802. During three months ended March 31, 2008, Ms. Wu Yiting advanced $2,800,128 to the Company and was repaid for $3,348, 338. As of March 31, 2008, the amount due to Ms. Wu Yiting was $321,592. The loans from Ms. Wu are non-interest bearing.

During fiscal 2007, Wu Yaxu lent us $3,643,826, which was paid in full during 2007.

None of our directors is an independent director, as that term is defined by the regulations of the Nasdaq Stock Market.

DESCRIPTION OF CAPITAL STOCK

Our present authorized capital stock is 20,000,000 shares of preferred stock, par value $.0000001 per share, and 900,000,000 shares of common stock, par value $.0000001 per share. Our board of directors and the holders of a majority of its capital stock approved a restated certificate of incorporation which changes the authorized capital stock to 130,000,000 shares, of which 20,000,000 are shares of preferred stock, par value $.001 per share, and 110,000,00 are shares of common stock, par value $.001 per share. The restated certificate will become effective 20 days after an information statement is mailed to stockholders. We anticipate that we will mail the information statement to our stockholders as soon as practical after the SEC has advised us that it has no further comments on the financial statements contained in this prospectus.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our certificate of incorporation includes a provision which states that any rights, options and warrants may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of our capital stock (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent. This provision relates to the terms of the outstanding warrants that were issued in the September 2007 private placement that provide a warrant holder may not exercise the warrant to the extent that the exercise would result in the holder of the warrants and its affiliates beneficially owning more than 4.9% of our outstanding common stock.

Preferred Stock

The board of directors is authorized to issue up to 20,000,000 shares of preferred stock, which may be issued in series from time to time with such designations, rights, preferences and limitations as the board of directors may declare by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders. Unless the nature of a particular transaction and applicable statute require such approval, the board of directors has the authority to issue shares of preferred stock without stockholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock was initially convertible into one share of common stock, subject to adjustment.

•
If, while the series A preferred stock is outstanding, we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.10), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•	No dividends are payable with respect to the series A preferred stock. While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.08 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Warrants

In the December 2007 private placement, we issued to the investors warrants to purchase 2,060,606 shares of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share. The 1,250,000 shares offered pursuant to this prospectus represent shares issuable upon a portion of the $1.80 warrants. Both sets of warrants have terms of five years, and expire December 3, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise prior to June 3, 2008 for the $1.80 warrants and prior to December 3, 2008 for the $3.00 warrants, and after those dates, the cashless exercise provision can only be exercised if the underlying shares are covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 90% if our EBIT per share, on a fully diluted basis, is less than the target amounts described above. There was no adjustment for 2007. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if our EBIT for 2008 is 20% below the target (a “20% shortfall”), 50% below the target (a “50% shortfall”) or 90% below the target:

	$1.80 warrant Exercise Price	$3.00 warrant Exercise Price
Unadjusted	$1.80	$3.00
20% shortfall	$1.44	$2.40
50% shortfall	$0.90	$1.50
90% shortfall	$0.18	$0.30

If we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the exercise price, with certain specified exceptions, the exercise price is reduced to an exercise price equal to the lower price in the case of the $3.00 warrant. The adjustment for the $1.80 warrant is based on a weighted-average formula.

We have no right to redeem the warrants, and the holders of the warrants have no right to require us to redeem or otherwise repurchase the warrants.

Delaware Law and Certain Charter and By-law Provisions

 We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

 Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

As long as our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

EXPERTS

The financial statements of Fuda Faucet Works, Inc. as of December 31, 2007 and 2006 and for the two years in the period ended December 31, 2007  have been included in this prospectus in compliance with the reports of Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington , D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

FUDA FAUCET WORKS, INC. AND SUBSIDIARIES

FUDA FAUCET WORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(US dollars)
Item	March 31, 2008	December 31, 2007
	(UNAUDITED)	(AUDITED)
ASSETS
Current assets
Cash and cash equivalents	2,764,643	169,319
Accounts receivable	4,535,417	487,471
Due from related parties - trade	-	6,996,322
Prepayments to suppliers	-	14,326
Inventories	9,288,386	8,260,479
Other current assets	234,981	251,619
Total current assets	16,823,427	16,179,536
Property, plant and equipment
Land use right	904,621	869,251
Buildings	1,228,457	1,180,427
Machinery and equipment	2,266,612	817,417
Automobiles	172,070	128,495
Office equipment	22,388	14,003
Property plant and equipment - total	4,594,148	3,009,593
Less: accumulated depreciation	(876,527)	(777,600)
Property plant and equipment - net	3,717,621	2,231,993
Construction in progress	2,033,518	1,867,513
Other long-term assets - idle assets
Machinery and equipment - net	344,804	331,324
Land use right - net	191,701	184,205
Total assets	23,111,071	20,794,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	5,914,599	5,252,594
Accounts payable	628,102	686,114
Due to related parties - trade	1,289,647	1,189,152
Due to related parties - non-trade	321,592	869,802
Accrued expenses	237,939	112,280
Other payables	40,839	81,143

Total current liabilities	8,432,718	8,191,085
Total Liabilities	8,432,718	8,191,085

Commitments and Contingencies

Stockholders’equity
Preferred stock, 0.0000001 par value; 20,000,000 shares authorized; 3,090,909 share issued and outstanding on March 31, 2008 and December 31, 2007	-	-
Common stock - $0.0000001 par value; 900,000,000 shares authorized; 10,725,440 issued and outstanding shares on March 31, 2008 and December 31, 2007	1	1
Additional paid-in capital	3,748,785	3,748,785
Surplus reserve	260,430	260,430
Retained earnings	9,119,729	7,753,585
Accumulated other comprehensive income	1,549,408	840,685
Total stockholders’equity	14,678,353	12,603,486
Total liabilities and stockholders’equity	23,111,071	20,794,571

See notes to financial statements.

FUDA FAUCET WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	(US dollars)
	Three Months Eneded March 31,
	2008	2007
Net sales	9,760,370	4,037,934
Cost of sales (exclusive of items shown separately below)	2,777,136	1,452,468
Cost of sales - related parties	4,923,079	1,810,880
Cost of sales - Total	7,700,215	3,263,348
Gross profit	2,060,155	774,586

Operating expenses:
Selling expenses	63,718	57,113
General and administrative	222,726	70,609
Officers’ compensation	6,411	5,806
Depreciation and amortization	20,850	3,247
Consulting and professional fees	56,755	-
Total operating expenses	370,460	136,775

Operating income	1,689,695	637,811

Interest expense	(110,912)	(88,079)
Foreign exchange loss	(212,639)	-
Net income	1,366,144	549,732
Other comprehensive income
Foreign currency translation adjustment	708,723	47,228
Comprehensive income	2,074,867	596,960

Earnings per common share
Basic	0.13	0.05
Diluted	0.09	0.05
Weighted average number of common shares outstanding
Basic	10,725,440	10,564,647
Diluted	14,522,410	10,564,647

See notes to financial statements.

FUDA FAUCET WORKS, INC.
CONDENSED CONSOLIDATED CASH FLOWS STATEMENTS
(UNAUDITED)

	(US dollars)
Item	Three Months Eneded March 31,
	2008	2007
Cash flows from operating activities:
Net income	1,366,144	549,731
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	98,927	38,443
(Increase) decrease in:
Accounts receivable	(4,047,946)	(282,650)
Due from related parties - trade	6,996,322	-
Prepayments to suppliers	14,326	(68,416)
Inventories	(1,027,907)	(858,170)
Other current assets	16,638	(31,114)
Increase (decrease) in:
Accounts payable	(58,012)	83,656
Due to related parties-trade	100,495	(165,610)
Advances from customers	-	586,633
Accrued expenses	125,659	41,176
Other payables	(40,304)	(39,327)
Net cash provided by (used in) operating activities:	3,544,342	(145,648)

Cash flows from investing activities:
Purchase of fixed assets	(1,379,708)	(27,032)
Net cash used in investing activities	(1,379,708)	(27,032)

Cash flows from financing activities:
Proceeds from short-term bank loans	5,381,802	1,819,019
Repayment of short-term bank loans	(4,884,271)	(1,708,386)
Loans from related parties	2,800,128	-
Repayment to related parties	(3,348,338)	-
Net cash from financing activities	(50,679)	110,633

Effect of exchange rate changes on cash and cash equivalents:	481,369	(55,154)
Cash and equivalents
Net increase (decrease) in cash and equivalents	2,595,324	(117,201)
Cash and equivalents, beginning of period	169,319	380,714
Cash and equivalents, end of period	2,764,643	263,513

Supplemental Disclosures of Cash flow Information:
Cash paid for interest	110,912	52,825
Cash paid for income taxes	-	-

See notes to financial statements.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

1.  Organization and Basis of Presentation

(1)  Management’s Responsibility For Interim Financial Statements

Management acknowledges its responsibility for the preparation of the accompanying interim consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its consolidated financial position and the results of its operations for the interim period presented. These consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements included in the Company’s Form 10-KSB annual report for the year ended December 31, 2007.

(2)  Organization

Fuda Faucet Works, Inc. (the “Company,” “we,” “us,” “our” ) was incorporated in Delaware on June 10, 1969 under the name Magnum Communications Corp. On December 9, 1980, the Company changed its name to Vacation Ownership Marketing, Inc. and was engaged in the development and marketing of time-shared condominiums. In 1983, the Company ceased operations due to continued financial difficulties and adverse litigation. From 1983 until August 29, 2001, the Company was not engaged in any business. On August 29, 2001, the Company acquired Encore Builders, Inc., a construction company, through what was then a subsidiary of the Company. Beginning on August 29, 2001, the Company was engaged in the construction of Conquistador Plaza Apartments in Miami, Florida, pursuant to a lump sum construction contract with Conquistador Plaza. These operations ceased with the separation of Encore Builders from the Company in the first quarter of 2002. On May 6, 2004, the Company changed its corporate name to Capital Solutions I, Inc. Prior to December 3, 2007, the Company was not engaged in any business. On January 3, 2008, the Company changed its name to Fuda Faucet Works, Inc.

On December 3, 2007, the Company entered into a buy-back agreement with Richard Astrom and Christopher Astrom, who were the Company’s principal stockholders and sole directors and Christopher Astrom was the Company’s president, Chief Executive Officer and chief financial officer, pursuant to which they sold to the Company all of the shares of common stock owned by them, which constituted 75% of the Company’s outstanding common stock, for a purchase price of $625,000. Richard and Christopher Astrom resigned from all positions as officers and directors simultaneously.

Contemporaneously with the purchase of stock from the former principal stockholders, the Company executed a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee of the Wu Yiting Stock Trust, the sole stockholder of Moral Star Development Limited, a British Virgin Islands company (“Moral Star BVI”), pursuant to which the trustee transferred to the Company all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of the Company’s common stock, approximately 98.5% of the Company’s outstanding common stock, which were issued to the Trust and the designees of the Trust. As a result, Moral Star BVI became the Company’s wholly-owned subsidiary and the Company’s business became the business of Moral Star BVI and its affiliated companies. The sole beneficiary of the trust is Ms. Wu Yiting, who, as a result of the exchange, became the Chief Executive Officer, president and a director of the Company. Under generally accepted accounting principles, the company accounted this transaction as a reverse acquisition.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

On January 3, 2008, the Company effected a 3.2-for-one stock distribution pursuant to which each share of common stock was converted into 3.2 shares of common stock. All references in these financial statements to shares and per share information give effect to the stock distribution.

Moral Star BVI owns 100% of the stock of Jiangxi Moral Star Copper Technology Co., Ltd. (“Moral Star China”), which is a wholly foreign-owned enterprise organized under the laws of the Peoples’ Republic of China (“PRC”). Moral Star China is a party to a series of contractual arrangements with Jiangxi Yiyang Fuda Copper Co. Ltd. (“Fuda Yiyang”), a limited liability company headquartered in, and organized under the laws of the PRC.

The contractual arrangements among Moral Star China, Fuda Yiyang, its sole owner, Wu Yiting and related parties are represented by a series of agreements, including Management Agreement, Related Transactions Agreement, Purchase Agreement, Stockholders’ Voting Proxy Agreement, Shares Pledge Agreement, Exclusive Option Agreement, Patent Transfer Agreement, and Trademark Transfer Agreement, pursuant to which the Company obtained control over the business and operations of Fuda Yiyang, and became the primary beneficiary of Fuda Yiyang operations.

Under generally accepted accounting principles, the acquisition by the Company of Moral Star BVI is considered to be capital transactions in substance, rather than a business combination. That is, the acquisition is equivalent, in the acquisition by Moral Star BVI of the Company, then known as Capital Solutions I, Inc., with the issuance of stock by Moral Star BVI for the net monetary assets of the Company. This transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, Moral Star BVI. Since Moral Star BVI and Moral Star China did not have any business activities, the Company’s financial statements prior to the closing on the reverse acquisition, reflect only business of Fuda Yiyang. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, the 10,564,647 shares of common stock issued to the trust and its designees are deemed to be outstanding from December 31, 2005.

The relationship among the above companies as follows:

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

(3)  Business

The Company’s business is presently the business conducted by Fuda Yiyang prior to the share exchange, which is the development, manufacture and distribution of a wide range of brass faucets and related spouts and fittings. The Company’s products include kitchen and bar faucets, bathroom faucets and bathroom accessories. The Company produces all of its products in China and exports most of them into the international marketplace. The Company started doing business by focusing on copper re-processing when Fuda Yiyang was initially formed in 1995. In 2002, the Company began to produce and sell the European style brass faucets, spouts and fittings to the Chinese local market, and in 2004, it began to sell our products internationally. We sell our products to bathroom supplies distributors.

(4)  Basis of Presentation

The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The Company’s functional currency is the China Renminbi (RMB); however the accompanying consolidated financial statements have been translated and presented in United States Dollars (“U.S. dollars” or “US$”).

Principles of consolidation - The Company’s consolidated financial statements include the financial statements of its wholly owned subsidiaries, Moral Star BVI and Moral Star China, as well as Fuda Yiyang, which is a variable interest entity whose financial statements are consolidated with those of the Company pursuant to FASB Interpretation No. 46R “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46R”). All significant intercompany accounts and transactions have been eliminated in the combination.

FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

Moral Star China is a party to a series of contractual arrangements with Fuda Yiyang. These agreements include a management agreement pursuant to which all net income after deduction of necessary expenses, if any, generated by Fuda Yiyang is paid to Moral Star China and Moral Star China is responsible for paying Fuda Yiyang’s obligations incurred in connection with its business. In addition, Moral Star China manages and controls all of the funds of Fuda Yiyang. Moral Star China also has the right to purchase Fuda Yiyang’s equipment and patents and lease its manufacturing plants, land and remaining equipment. This agreement is designed so that Moral Star China can conduct its business in China. Pursuant to two other agreements, the sole stockholder of Fuda Yiyang, who is also the Company’s Chief Executive Officer, has pledged all of her equity in Fuda Yiyang as security for performance of Fuda Yiyang’s obligations to Moral Star China, and she granted Moral Star China an irrevocable grant of a proxy over her stock in Fuda Yiyang. As a result, Fuda Yiyang is considered a variable interest entity.

Use of Estimates - The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates include bad debt provision, impairment of long-lived assets, depreciation and amortization, etc.

Country Risk - As the Company’s manufacturing base is located in China and its market is mainly located in Middle East, Africa and Russia, the Company is subject to special considerations and significant risks not typically associated with companies in North America and/or Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in these areas. The Company’s results of operations may be adversely affected by changes in the political and social conditions in these areas, and by changes in governmental policies with respect to laws and regulations, among other things.

In accordance with the relevant Chinese rules and regulations on management of foreign exchanges, the foreign exchanges generated by Fuda Yiyang and Moral Star China from sales of our products out of China shall be brought back into China and exchanged to RMB in designated banks instead of being deposited out of China without authorization. On the other hand, the Company has to buy foreign exchanges from designated banks when paying current expenditures with foreign exchanges. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government. In recent years, the Chinese government has gradually losen its control over foreign exchange, especially on current foreign exchange accounts, for instance, canceling of advance examination and approval for the opening of current foreign exchange accounts and enhancing of quota of current foreign exchange accounts.

Credit Risk - The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when outstanding balances are not considered fully collectable. According to the Company’s credit policy, the Company generally provides 100% bad debt provision for the amounts outstanding over 180 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

The Company may require its customers to make a partial payment, based on the Company’s credit evaluation. The Company generally requires payment within three months. We maintain a policy that all sales are final and we do not allow returns. No return occurred in the three months ended March 31, 2008. Based on industry practice and the credit history of customers, the Company believes the accounts receivable shown on its balance sheets are fully collectable.

Foreign Currency Translation - The functional currency of the Company is China RMB, which is the primary medium of exchange where the Company operates. The Company reports its financial results in U.S. dollars.

The Company translates its assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of operations is translated at the average rates over each month during the reporting period. Equity items are translated at historical exchange rates. Adjustments resulting from the translation from RMB into U.S. dollars are recorded in stockholders’ equity as part of accumulated comprehensive income (loss). Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of operations and comprehensive income. The translation rates from RMB to US dollars for the first quarter of 2008 and 2007 are as follows:

Translation rate for assets and liabilities as of March 31, 2008	7.0190:1
Translation rate for assets and liabilities as of December 31, 2007	7.3046:1
Translation rate for profit and loss items for the three months ended March 31, 2008	7.1034:1
Translation rate for profit and loss items for the three months ended March 31, 2007	7.7509:1
Translation rate for equity items of Fuda Yiyang as of March 31, 2008 and December 31, 2007	8.2875:1
Translation rate for equity items of Moral Star China as of March 31, 2008 and December 31, 2007	7.3938:1

Revenue Recognition - The Company recognizes sales of its products in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “ Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition.” Revenues represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title.

Pursuant to China’s VAT rules and regulations, Fuda Yiyang’s sales in China mainland are subject to a tax rate of 17% (“output VAT”) as an ordinary VAT taxpayer, and the relating revenues were recognized by the invoiced value offsetting 17% output VAT. However, its sales outside of China mainland are applicable for VAT exemption, credit and refund policy, and the relating revenues were equal to the invoiced value. The applicable refund rate from January 1, 2007 to June 30, 2007 was 13% and it has been adjusted down to 9% since July 1, 2007. The actual VAT payable is the balance after offsetting both VAT paid on purchases (“input VAT”) and the amount exempted or credited. The actual VAT refunded is recognized as other income.

Shipping and handling cost - We bear shipping and handling costs from our factory to our customers’ designated location, and not billed them to our customers. From accounting perspective, we record such costs as delivery expenses, which are accounted for as part of selling expenses. Delivery expenses for the three months ended March 31, 2008 and 2007 were $60,493 and $33,638, respectively.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

Advertising - The Company expenses all advertising costs as incurred. The advertising cost for the three months ended March 31, 2008 and 2007 was $409 and $23,321, respectively.

Comprehensive Income (Loss) - The Company has adopted SFAS No. 130, “ Reporting Comprehensive Income” which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Income Taxes -The Company accounts for income taxes under the provisions of SFAS No. 109, “ Accounting for Income Taxes” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation allowance when it is more likely than not that the assets will not be recovered.

With the approvals of the County Government of Yiyang on July 17, 2007, Fuda Yiyang was exempt from corporate income taxes for 2008 and 2007. The Local Tax Bureau of Yiyang County (“Yiyang Tax Authority”) also retroactively confirmed the above-said preferential tax treatment on September 30, 2007.

On March 16, 2007, China’s parliament, the National People’s Congress, adopted the Enterprise Income Tax Law, which took effect on January 1, 2008. The new income tax law sets unified income tax rate for domestic and foreign companies at 25% except a 15% corporate income tax rate for qualified high and new technology enterprises. In accordance with this new income tax law, low preferential tax rate in accordance with both the tax laws and administrative regulations prior to the promulgation of this Law shall gradually transit to the new tax rate within five years after the implementation of this law.

Fuda Yiyang has filed its income tax return for the first quarter of 2008 with Yiyang Tax Authortiy, in which the income tax for the first quarter of 2008 was nil subject to the exemption policy. Yiyang Tax Authority accepted it and didn’t put forward any objection to the return. Management believes Fuda Yiyang can continue to enjoy the income tax exemption policy in 2008 in accordance with above-mentioned governmental documents.

Earnings per Share - The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including warrants, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of warrants. Diluted EPS excludes all dilutive potential common shares if their effect is antidilutive.

Cash and Cash Equivalents - Highly liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labour and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Management believes that there was no obsolete inventory as of March 31, 2008.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

Property, Plant and Equipment - Property, plant and equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful life of the assets after taking into account the estimated residual value. The estimated useful life of property, plant and equipment are as follows:

Land use rights	50 years
Buildings	30 years
Machinery and equipment	10 years
Automobiles	5 years
Office equipment	5 years

There is no private ownership of land in the PRC. All land is owned by the government which grants a transferable land use right pursuant to which the holder of the land use right has the right to use the land for the term of the land use rights. The estimated useful life of the land use rights is based on the term of the land use rights, which is 50 years.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets. From December 2004 to present, fixed assets amounting to $510,529 were left unused, including land, workshop building and equipment.   Since value of land in similar sections of the city was increasing, no impairment on land use right has been charged. The workshop buildings were maintained in good condition, and most of the equipment will be transported and reinstalled into the Company’s new workshop building, which is now under construction. A provision for impairment of certain idle assets in the amount of $146,209 was made previously when they were turned into idle status.

Derivative Instruments - The Company accounts for financial instruments under the provisions of SFAS No. 133, “ Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “ Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, which requires that all derivative financial instruments be recognized in the consolidated financial statements and maintained at fair value regardless of the purpose or intent for holding them.

We accounted for our convertible preferred stock and relating freestanding warrants as equity. At the same time, we evaluated the fair values of such preferred stock, warrants and embedded conversion feature and made the allocation of proceeds between the detachable warrants and equity based on their relative fair values.

Financial Instruments and Fair Value - SFAS No. 107 “ Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts for cash and cash equivalents, accounts receivable, prepayments, short-term loans, accounts payable, advances, accruals and other payables approximate their fair values because of the short maturity of those instruments.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

Reclassification from Prior Period Financial Statements - Certain prior period comparative figures have been reclassified to conform to the current year presentation.

2.  Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133." SFAS No. 161 gives financial statement users better information about the reporting entity's hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods within those years. The Company does not expect the adoption of SFAS No. 161 to have a material effect on the Company's financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3.  Variable Interest Entity

As a result of the contractual arrangements among Moral Star China, Fuda Yiyang, its sole shareholder, Wu Yiting, and related parties, the Company was given control over the business and operations of Fuda Yiyang and became the primary beneficiary of Fuda Yiyang. The consolidated financial statements for the three months ended March 31, 2008 and 2007 included the results of operations of Fuda Yiyang for the same periods, even though the Company does not own any of Fuda Yiyang’s equity.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

Fuda Yiyang’s assets and liabilities as of March 31, 2008 and December 31, 2007 are as follows:

Item	(US dollars)
	March 31, 2008	December 31, 2007
Cash and cash equivalents	$2,752,418	$167,148
Accounts receivable	4,535,417	7,483,792
Prepayments to suppliers	-	14,326
Inventories	9,267,015	8,239,944
Other current assets	77,239	55,724
Property plant and equipment - net	3,453,691	3,832,895
Construction in progress	2,033,518	1,867,513
Other long-term assets	536,505	515,529
Total assets	22,655,803	22,176,871

Short-term bank loans	5,914,599	5,252,594
Accounts payable	609,083	602,901
Due to related parties-trade	1,289,647	1,189,152
Due to related parties- non-trade	42,741	676,559
Accrued expenses	237,939	112,280
Other payables	35,389	81,143
Total liabilities	8,129,398	7,914,629

A $1,999,145 intercompany payable on Fuda Yiyang’s books was not included in the above table, since this balance had been eliminated during consolidation.

As of March 31, 2008 and December 31, 2007, non-controlling interest consists of 100% of the equity of Fuda Yiyang owned by Wu Yiting.

4.  Accounts Receivable

As of March 31, 2008 and December 31, 2007, the balance of accounts receivable, excluding receivables from related parties, was $4,535,417 and $487,471, respectively.

As of December 31, 2007, the balance due from Al Jibrin Gereral Trading Co., Ltd. (“Jibrin Company”), a related party, was $6,996,332. During three months ended March 31, 2008, this outstanding balance has been fully collected, and there were no sales to the Jibrin Company or any other related party during the quarter.

5.  Inventories

Inventories consisted of the following as of March 31, 2008 and December 31, 2007:

Inventories	March 31, 2008	December 31, 2007
Raw materials	$2,329,957	$3,844,897
Work in progress	3,839,694	2,098,383
Finished goods	3,118,735	2,317,199
Total	$9,288,386	$8,260,479

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

Management believes that no inventory was obsolete on each balance sheet date thus no impairment on inventories was provided.

6.  Property, Plant and Equipment

Total cost of property, plant and equipment was $4,594,148 and $3,009,593 as of March 31, 2008 and December 31, 2007, respectively. The increase in gross amount of property, plant and equipment was mainly attributable to purchase of new equipment during the first quarter of 2008.

In China, all land is owned by the government and there is no private ownership of land. The government issues a certificate of use right, which is transferable, and permits the holder to use the land. Under three “State-owned Land Use Right Certificates,” the Company owns the use right for two blocks of industrial-use land (covering approximately 262,000 square feet) for the term of 50 years, beginning from issuance date of the certificates, which were 1999 and 2001.

Depreciation expense was $98,927 and $38,443 for the three months ended March 31, 2008 and 2007, respectively.

The land use rights for one parcel of land and 10 workshop buildings are used as collateral pursuant to a mortgage agreement with a commercial bank. The mortgage agreement initially has a term from September 6, 2004 to September 5, 2007, and, on September 6, 2007, was replaced by a mortgage agreement that expires on September 5, 2010. The net book value of this collateral as of March 31, 2008 and December 31, 2007 was $1,544,933 and $1,517,483, respectively. Under the terms of the mortgage agreement, the Company may borrow from time to time up to the maximum amount provided in the mortgage agreement, which is $1.7 million.

7.  Construction in Progress

A s of March 31, 2008 and December 31, 2007, the balance of construction in progress was $2,033,518 and $1,867,513, respectively, which represents the construction of new workshop buildings to expand current production capability. The construction started in the early part of 2007. We made progress payments to the contractor in accordance with the actual construction progress, thus the balance was in line with those already paid.

The land use right (covering 229,703 square feet) , on which these new workshop buildings are being constructed, is under the name of Ms. Wu Yiting, the Company’s Chief Executive Officer and sole stockholder of Fuda Yiyang. Ms. Wu has agreed to transfer the land use right of this block of land to the Company before the construction is finished. At March 31, 2008, the construction had not yet been completed. The construction was completed in April 2008, and the Company has submitted an application to relevant authority for the transfer of land use right.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

8.  Other long-term assets

As of March 31, 2008 and December 31, 2007, other long-term assets were $536,505 and $515,529 , respectively. The increase was due to appreciation of value of the RMB against U.S. dollars. These other long-term assets include one block of land and a workshop building and equipment, which have not been used since 2004. Since value of land in similar sections of the city was increasing, no impairment on land use right has been charged. The workshop buildings were maintained in good condition, and most of the equipment will be transported and reinstalled into the Company’s new workshop building, which is now under construction. A provision for impairment of certain idle assets in the amount of $146,209 was made previously when they were turned into idle status.

9.  Short-term bank loans

The balance of short-term bank loans as of March 31, 2008 and December 31, 2007 was $5,914,599 and $5,252,594, respectively as follows:

Bank	Main Terms	March 31, 2008		December 31, 2007
Industrial and Commercial Bank of China Ltd., YiYang Branch	Two or three-month-term loans, bearing benchmark interest rate announced by People's Bank of China	Principal	Interest rate (per annum)	Principal	Interest rate (per annum)
		$-	-	$444,925	7.776%
		-	-	521,589	8.07%
		-	-	2,349,205	8.42%
		3,574,583	8.54%	383,320	8.54%
		-	-	130,055	9.13%
	Subtotal	$3,574,583		$3,829,094

Bank of China, YiYang Branch (1)	Two or three-month-term secured loans, bearing benchmark interest rate announced by People's Bank of China	$-	-	$57,000	6.25%
		-	-	140,000	6.44%
		751,000	7.00%	960,000	7.00%
		245,500	8.69%	266,500	8.69%
	Subtotal	$996,500		$1,423,500

	Two or three-month-term unsecured loans.	283,516	6.57%	-	-
China Construction Bank		680,000	LIBOR (2) +2.0%	-	-
		120,000	LIBOR (2) +2.5%	-	-
		260,000	LIBOR (2) +3.0%	-	-
		1,343,516		-
	Total	$5,914,599		$5,252,594

(1)   The loans from Bank of China, Yiyang Branch, were secured by the land use right for one block of land and 10 workshop buildings under a mortgage agreement with the bank dated September 6, 2004, and on September 6, 2007, this mortgage contract was replaced by a mortgage which will expire on September 5, 2010. See Note 4.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

(2)   LIBOR refers to the London Interbank Offered Rate. The interest rate of variance loans from China Construction Bank is the LIBOR on the date of maturity plus a certain percentage.

10.  Accounts Payable

The balance of accounts payable was $628,102 and $686,114 as of March 31, 2008 and December 31, 2007, respectively, which included payables to material suppliers and professional service providers.

11.  Related party transactions

The transactions between the Company and related parties are classified into two categories: non-trade and trade.

(1)  Non-trade transactions with Ms. Wu Yiting

Ms. Wu Yiting is our Chief Executive Officer and Chairman of the Board. From time to time the Company has borrowed money from Ms. Wu for its operations. As of December 31, 2007, the amount due to Ms. Wu Yiting was $869,802. During three months ended March 31, 2008, Ms. Wu Yiting advanced $2,800,128 to the Company and was repaid for $3,348, 338. As of March 31, 2008, the amount due to Ms. Wu Yiting was $321,592. The loans from Ms. Wu are non-interest bearing.

(2)  Trade transactions with Yiyang KunPeng Worn Metal Recycling Co., Ltd.

Ms. Wu Yiting holds 80% equity of, and is the chairman of, Yiyang KunPeng Metal Recycling Co., Ltd. (“KunPeng”). Mr. Yang Kun, Vice-President of Fuda Yiyang, holds the remaining 20% equity of KungPeng.

The Company purchased a significant percentage of copper from KunPeng. During three months ended March 31, 2008 and 2007, the Company purchased $5,453,133 and $840,935, representing 56.3% and 19.3% of the total raw material purchase amount, respectively, from KunPeng.

As of March 31, 2008 and December 31, 2007, the amount due to Kunpeng in connection with above-said trade transactions was $1,289,64 7 and $1,189,152, respectively.

12.  Accrued Expenses

As of March 31, 2008 and December 31, 2007, the accrued expenses were $237,939 and $112,280, respectively. Accrued expenses mainly consist of accrued salaries.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

13.  Equity-based Transactions

(1)  Authorized shares

At March 31, 2008, the Company’s authorized capital stock consisted of 20,000,000 shares of preferred stock, par value $.0000001 per share, and 900,000,000 shares of common stock, par value $.0000001 per share. In December 2007, the Company’s board of directors and the holders of a majority of its capital stock approved a restated certificate of incorporation which changes the authorized capital stock to 130,000,000 shares, of which 20,000,000 are shares of preferred stock, par value $.001 per share, and 110,000,000 are shares of common stock, par value $.001 per share.

The Company’s certificate of incorporation will be amended to reflect the change in authorized capital after an information statement has been mailed to stockholders. As of May 14, 2008, the restated certificate of incorporation has not yet been filed.

(2)  Common Stock

As of March 31, 2008 and December 31, 2007, the Company had 10,725,440 shares of common stock issued and outstanding, respectively.

(3)  Preferred stock

As of March 31, 2008 and December 31, 2007, the Company had 3,090,909 shares of series A preferred stock issued and outstanding, respectively, which were issued on December 3, 2007 pursuant to a securities purchase agreement and an escrow agreement with three investors. At the same time the Company also issued to the three investors warrants to purchase 2,060,606 shares of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share. In addition, 3,000,000 shares of series A preferred stock are held in escrow for issuance in the event that the Company does not meet target levels of earnings before interest and taxes as defined (“EIBT”) are less than specified levels. The 3,000,000 shares that are held in escrow are not treated as outstanding since the condition which would result in the delivery of the shares from escrow has not occurred. The target level was met for 2007. The target numbers, which are expressed in RMB, for 2008 are as follows :

RMB¥2.6152 ($0.373) per share if all of the $1.80 warrants are exercised by June 30, 2008 and 50% of the $3.00 warrants are exercised by September 30, 2008.

RMB¥3.0653 ($0.437) per share if all of the $1.80 Warrants are exercised by June 30, 2008 and all of the $3.00 Warrants are exercised by September 30, 2008.

RMB¥2.3152 ($0.330) per share if neither of the conditions listed above is met.

The dollar equivalent is based on the exchange rate in effect on March 31, 2008, which was RMB¥7.0190 to $1.00.

If the targets are not met, the number of shares to be delivered to the investors is determined by a formula by which the 3,000,000 is multiplied by a percentage determined by the following formula: (1/(1-P)) - 1, where P is the percentage shortfall.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

EBIT is defined as income before income taxes and interest, determined in accordance with GAAP plus (a) any charges which are reflected under GAAP in the Company’s financial statements which relate to the transaction contemplated by the purchase agreement and the registration rights agreement and the other documents executed in connection with the financing, including the issuance of the series A preferred stock and warrants and any other securities issuable pursuant to the purchase agreement, the registration rights agreement and the other documents, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. EBIT shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP.

For purpose of determining EBIT per share on a fully-diluted basis, all shares of common stock issuable upon conversion of convertible securities and upon exercise of warrants and options (whether or not vested) shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of a 4.9% limitation; provided, however, that none of the 3,000,000 shares of series A preferred stock held in escrow nor the shares of common stock issuable upon conversion of such series A preferred stock shall be deemed outstanding

The Company agreed that, by March 2, 2008, which is 90 days after the closing on December 3, 2007, it would have appointed such number of independent directors that would result in a majority of our directors being independent directors and we would have an audit committee composed solely of at least three independent directors and a compensation committee would have a majority of independent directors. The agreement provides that the Company pay liquidated damages (i) if the Company fails to have a majority of independent directors 90 days after the closing or (ii) thereafter, if the Company subsequently fails to meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason. Liquidated damages are payable in cash or additional shares of series A preferred stock, with the series A preferred stock being valued at its liquidated preference of $1.10 per share. The liquidated damages are computed at the rate of 12% per annum of the purchase price, with a limit of $408,000. The appointment of five directors, four of which are independent directors, took effect on April 28, 2008 and related board committees were created on the same day. The investors waived their right to liquidated damages resulting from the failure to have met the required schedule.

The Company and the investors entered into a registration rights agreement pursuant to which the Company is required to have a registration statement filed with the SEC by February 1, 2008 and declared effective by the SEC not later than June 29, 2008. We are required to pay liquidated damages at the rate of 1,000 shares of series A preferred stock for each day after June 29, 2008 that the registration statement is not declared effective or for any period that we fail to keep the registration statement effective, up to a maximum of 370,000 shares. The number of shares of series A preferred stock issuable pursuant to the liquidated damages provision is subject to reduction based on the maximum number of shares that can be registered under the applicable SEC guidelines. No liquidated damages have been accrued since the Company believes that the registration statement will be declared effective by June 29, 2008.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

 14. Earnings per Share

Basic earnings per share (EPS) are calculated based on the weighted average shares outstanding during the period. Diluted earnings per share include the dilutive effect of warrants and convertible preferred stock. There were warrants to purchase 4,121,212 common shares that were outstanding during the three months ended March 31 2008 which had an exercise price which is greater than the average market price. These warrants were not included in the calculation of diluted earnings per share. There were no dilutive securities for the same period of 2007.

The computation of basic and diluted EPS is as follows:

	Three Months Ended March 31,
	2008	2007
Basic EPS:
Net income	$1,366,144	$549,732
Weighted average shares outstanding	10,725,440	10,564,647
Basic EPS	$0.13	$0.05

Diluted EPS:
Net income	$1,366,144	$549,732
Weighted average number of common shares outstanding	10,725,440	10,564,647
Dilutive warrants	706,061	-
Dilutive convertible preferred stock	3,090,909	-
Dilutive weighted average shares	14,522,410	10,564,647
Diluted EPS	$0.09	$0.05

15.  Concentration of Suppliers and Customers

Two suppliers accounted for 56.3%, and 21.4% of the Company’s raw material purchases for the three months ended March 31, 2008. Two suppliers accounted for 76.4% and 19.3% of the Company’s raw material purchases for the three months ended March 31, 2007. No other supplier accounted for more than 10% of our purchases for either period. KunPeng was the largest supplier for the first quarter of 2008 and the second largest supplier for the same period of 2007. Wu Yiting, the Company’s chief executive officer, is the 80% stockholder and chief executive officer of KunPeng. (See Note 11).

During the three months ended March 31, 2008, two customers accounted for 49.5% and 44.6% of the Company’s net sales. For the three months ended March 31, 2007, one customer accounted for 33.0% of our net sales. No other customer accounted for 10% or more of the Company’s net sales in either quarter. The Company’s largest customer was the same in the both period.

16.  Segment Reporting

The Company operates in one segment - producing and distributing brass faucets and related spouts and fittings, no business segment information is presented. The following table sets forth, by geographic region, information concerning the Company’s net sales classified by the major geographic areas in which it sold its products:

	Three months ended March 31,
	2008		2007
Nation	Amount	Percentage	Amount	Percentage
United Arab Emirates	$9,195,420	94.2%	$3,862,790	95.7%
Russia	564,950	5.8%	-	0.0%
Turkey	-	0.0%	24,272	0.6%
Spain	-	0.0%	149,824	3.7%
China	-	0.0%	1,048	0.03%
Total	$9,760,370	100%	$4,037,934	100.0%

The Company’s products fall within three categories - kitchen and bar faucets, bathroom faucets and bathroom accessories. The following table sets forth our sales in each product category for the three months ended March 31, 2008 and 2007.

Category	Three months ended March 31,
	2008	2007
Kitchen and bar faucets	$3,814,065	$1,426,679
Bathroom faucets	5,946,305	2,382,577
Bathroom accessories	-	228,678
Total	$9,760,370	$4,037,934

All of the Company’s long-lived assets are located in the PRC.

FUDA FAUCET WORKS, INC.
Notes to Condensed Consolidated Financial Statements
March 31, 2008
(Unaudited)

17. Commitments and Contingencies

The Company leases an office in Dubai under an operating lease that expired in September 2008 with an aggregate monthly lease payment of approximately $1,313. Rent expense under the operating leases for the three months ended March 31, 2008 and 2007 was $3,939, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Fuda Faucet Works, Inc.

We have audited the accompanying consolidated balance sheets of Fuda Faucet Works, Inc. and subsidiaries (“Fuda”) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007. Fuda’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fuda as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The consolidated balance sheets at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive income and changes in stockholders' equity and related footnote disclosures for 2007 and 2006 are restated to reflect a correction to the par value of both common and preferred stock, a correction to the number of shares outstanding as of January 1, 2006, a revision to the accounting for the capitalization of a subsidiary, and a correction to the accounting for the recapitalization in December 2007. These matters are further described in Note 18.

/s/ Bernstein & Pinchuk LLP

New York, New York

February 27, 2008, except for the corrections made as described above and in Note 18, as to which the date is May 22, 2008.

FUDA FAUCET WORKS, INC.
CONSOLIDATED BALANCE SHEETS
(AUDITED)

	(US dollars)
	December 31,
	2007	2006
Item	Restated	Restated
ASSETS
Current assets
Cash and cash equivalents	169,319	380,714
Accounts receivable	487,471	3,172,797
Due from related parties – trade	6,996,322	-
Prepayments to suppliers	14,326	371,934
Inventories	8,260,479	5,107,440
Other current assets	251,619	83,478
Total current assets	16,179,536	9,116,363
Property, plant and equipment
Land use right	869,251	813,136
Buildings	1,180,427	1,103,277
Machinery and equipment	758,619	692,459
Automobiles	128,495	84,617
Office equipment	72,801	3,022
Property plant and equipment – total	3,009,593	2,696,511
Less: accumulated depreciation	(777,600)	(574,941)
Property plant and equipment – net	2,231,993	2,121,570
Construction in progress	1,867,513	-
Other long-term assets - idle assets
Machinery and equipment – net	331,324	309,942
Land use right – net	184,205	172,314
Total assets	20,794,571	11,720,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	5,252,594	3,793,205
Accounts payable	686,114	717,229
Due to related parties-trade	1,189,152	1,168,963
Due to related parties- non-trade	869,802	546,345
Accrued expenses	112,280	35,756
Other payables	81,143	39,327
Total current liabilities	8,191,085	6,300,825
Total Liabilities	8,191,085	6,300,825

Commitments and Contingencies

Stockholders’equity
Preferred stock, 0.0000001 par value; 20,000,000 shares authorized; 3,090,909 shares and nil issued and outstanding on December 31, 2007 and 2006, respectively	-	-
Common stock - 0.0000001 par value; 900,000,000 shares authorized; 10,725,440 shares and 10,564,647 shares issued and outstanding on December 31, 2007 and 2006, respectively	1	1
Additional paid-in capital	3,748,785	603,320
Surplus reserve	260,430	260,430
Retained earnings	7,753,585	4,293,075
Accumulated other comprehensive income	840,685	262,538
Total stockholders’equity	12,603,486	5,419,364
Total liabilities and stockholders’equity	20,794,571	11,720,189

See notes to financial statements.

FUDA FAUCET WORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(AUDITED)

	(US dollars)
	Years ended December 31,
	2007	2006
Item	Restated	Restated
Net sales from unrelated parties	18,566,873	11,510,199
Net sales from related parties	7,020,721	-
Net sales – Total	25,587,594	11,510,199
Cost of sales (exclusive of items shown separately below)	5,209,288	3,569,396
Cost of sales – related parties	15,200,461	5,642,137
Cost of sales – total	20,409,749	9,211,533
Gross profit	5,177,845	2,298,666

Operating expenses:
Selling expenses	275,634	72,335
General and administrative	432,427	106,845
Officers’ compensation	24,353	22,612
Depreciation and amortization	39,426	8,701
Consulting and professional fees	73,433	-
Total operating expenses	845,273	210,493

Income from transfer of patents – net	576,493	-

Reverse acquisition costs	(916,908)	-

Operating income	3,992,157	2,088,173

Other income	38,060	-
Interest expense	(371,334)	(263,061)
Foreign exchange loss	(198,373)	-
Net income	3,460,510	1,825,112
Other comprehensive income
Foreign currency translation adjustment	578,147	188,272
Comprehensive income	4,038,657	2,013,384

Earnings per common share
Basic	0.32	0.17
Diluted	0.30	0.17
Weighted average number of common shares outstanding
Basic	10,725,440	10,564,647
Diluted	11,444,444	10,564,647

See notes to financial statements.

Fuda Faucet Works, Inc.
Statements of Changes in Stockholders' Equity
(Audited)

	(US dollars)
	Number of common stock	Amount of common stock	Number of preferred stock	Amount of Preferred stock	Additional paid-in capital	Surplus reserve	Retained earnings	Other comprehensive income	Total stockholders' equity
Item
Balance as of January 1, 2006 (Restated)	10,564,647	1	-	-	603,320	260,430	2,467,963	74,266	3,405,980
Net income for the year ended December 31, 2006	-	-	-	-	-	-	1,825,112	-	1,825,112
Other Comprehensive income (loss)	-	-	-	-	-	-	-	188,272	188,272
Balance as of December 31, 2006	10,564,647	1			603,320	260,430	4,293,075	262,538	5,419,364
Issuance of stock in recapitalization in December 2007 (Restated)	53,539	-	-	-		-	-	-
Issuance of common stock for services of a reverse merger consultant in December 2007 (Restated)	107,254	-	-	-	33,852	-	-	-	33,852
Issuance of preferred stock and warrants in December 2007 (Restated)	-	-	3,090,909	-	3,043,000	-	-	-	3,043,000
Issuance of warrants to a investor relation consultant in December 2007	-	-	-	-	68,613	-	-	-	68,613

Net income for the year ended December 31, 2007	-	-	-	-	-	-	3,460,510	-	3,460,510
Other Comprehensive income (loss)	-	-	-	-	-	-	-	578,147	578,147
Balance as of December 31, 2007	10,725,440	1	3,090,909	-	3,748,785	260,430	7,753,585	840,685	12,603,486

See notes to financial statements.

FUDA FAUCET WORKS, INC.
CONSOLIDATED CASH FLOWS STATEMENTS
(AUDITED)

	(US dollars)
	Years ended December 31,
	2007	2006
Item
Cash flows from operating activities:
Net income	3,460,510	1,825,112
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	202,659	154,478
Gain from transfer of patents	(576,493)	-
Amortization of fair value of warrants and stocks as compensation	39,570	-
(Increase) decrease in:
Accounts receivable	2,685,326	(1,792,799)
Due from related parties – trade	(6,996,322)	-
Prepayments to suppliers	357,608	(361,489)
Inventories	(3,153,039)	(2,089,845)
Other current assets	(105,246)	(31,092)
Increase (decrease) in:
Accounts payable	(31,115)	597,775
Due to related parties-trade	20,189	55,282
Accrued expenses	76,524	(8,116)
Other payables	8,744	31,991
Net cash used in operating activities:	(4,011,085)	(1,618,703)

Cash flows from investing activities:
Purchase of fixed assets	(2,354,500)	-
Proceeds from transfer of patents	612,451	-
Net cash used in investing activities	(1,742,049)	-

Cash flows from financing activities:
Proceeds from issuance of preferred stock and warrants	3,043,000	-
Proceeds from short-term bank loans	13,576,349	6,462,023
Repayment of short-term bank loans	(12,363,917)	(6,106,010)
Loans from related parties	4,596,921	658,702
Repayment to related parties	(4,521,931)	(64,031)
Loans from employees	932,657	-
Repayment to employees	(932,657)	-
Net cash from financing activities	4,330,422	950,684

Effect of exchange rate changes on cash and cash equivalents:	1,211,318	185,821
Cash and equivalents
Net increase (decrease) in cash and equivalents	(211,395)	(482,198)
Cash and equivalents, beginning of year	380,714	862,912
Cash and equivalents, end of year	169,319	380,714

Supplemental Disclosures of Cash flow Information:
Cash paid for interest	316,846	268,164
Cash paid for income taxes	-	-
Non-cash investing and financing activities:
Common stock issued as compensation to financing consultants	307,827	-
Warrants issued to an investor relation consultant	68,613	-

See notes to financial statements.

1.   Organization and Basis of Presentation

(1)   Organization

Fuda Faucet Works, Inc. (the “Company,” “we,” “us,” “our” ) was incorporated in Delaware on June 10, 1969 under the name Magnum Communications Corp. On December 9, 1980, the Company changed its name to Vacation Ownership Marketing, Inc. and was engaged in the development and marketing of time-shared condominiums. In 1983, the Company ceased operations due to continued financial difficulties and adverse litigation. From 1983 until August 29, 2001, the Company was not engaged in any business. On August 29, 2001, the Company acquired Encore Builders, Inc., a construction company, through what was then a subsidiary of the Company. Beginning on August 29, 2001, the Company was engaged in the construction of Conquistador Plaza Apartments in Miami, Florida, pursuant to a lump sum construction contract with Conquistador Plaza. These operations ceased with the separation of Encore Builders from the Company in the first quarter of 2002. On May 6, 2004, the Company changed its corporate name to Capital Solutions I, Inc. Prior to December 3, 2007, the Company was not engaged in any business. On January 3, 2008, the Company changed its name to Fuda Faucet Works, Inc.

On December 3, 2007, the Company entered into a buy-back agreement with Richard Astrom and Christopher Astrom, who were the Company’s principal stockholders and sole directors and Christopher Astrom was the Company’s president, chief executive officer and chief financial officer, pursuant to which they sold to the Company all of the shares of common stock owned by them, which constituted 75% of the Company’s outstanding common stock, for a purchase price of $625,000. Richard and Christopher Astrom resigned from all positions as officers and directors simultaneously.

Contemporaneously with the purchase of stock from the former principal stockholders, the Company executed a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee of the Wu Yiting Stock Trust, the sole stockholder of Moral Star Development Limited, a British Virgin Islands company (“Moral Star BVI”), pursuant to which the trustee transferred to the Company all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of the Company’s common stock, approximately 98.5% of the Company’s outstanding common stock, which were issued to the Trust and the designees of the Trust. As a result, Moral Star BVI became the Company’s wholly-owned subsidiary and the business of Moral Star BVI and its affiliated companies became our business. The sole beneficiary of the trust is Ms. Wu Yiting, who, as a result of the exchange, became the chief fxecutive officer, president and a director of the Company.

On January 3, 2008, the Company effected a 3.2-for-one stock distribution pursuant to which each share of common stock was converted into 3.2 shares of common stock. All references in these financial statements to shares and per share information give effect to the stock distribution.

Moral Star BVI owns 100% of the stock of Jiangxi Moral Star Copper Technology Co., Ltd. (“Moral Star China”), which is a wholly foreign-owned enterprise organized under the laws of the Peoples’ Republic of China (“PRC”). Moral Star China is a party to a series of contractual arrangements with Jiangxi Yiyang Fuda Copper Co. Ltd. (“Fuda Yiyang”), a limited liability company headquartered in, and organized under the laws of, the PRC. The relationship among the above companies as follows:

Under generally accepted accounting principles, the acquisition by the Company of Moral Star BVI is considered to be capital transactions in substance, rather than a business combination. That is, the acquisition is equivalent, in the acquisition by Moral Star BVI of the Company, then known as Capital Solutions I, Inc., with the issuance of stock by Moral Star BVI for the net monetary assets of the Company. This transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, Moral Star BVI. Since Moral Star BVI and Moral Star China did not have any business activities, the Company’s financial statements prior to the closing on the reverse acquisition, reflect only business of Fuda Yiyang. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, the 10,564,647 shares of common stock issued to the trust and its designees are deemed to be outstanding from December 31, 2005.

The contractual arrangements among Moral Star China, Fuda Yiyang, its sole owner, Wu Yiting and related parties are represented by a series of agreements, including Management Agreement, Related Transactions Agreement, Purchase Agreement, Stockholders’ Voting Proxy Agreement, Shares Pledge Agreement, Exclusive Option Agreement, Patent Transfer Agreement, and Trademark Transfer Agreement, pursuant to which the Company obtained control over the business and operations of Fuda Yiyang, and became the primary beneficiary of Fuda Yiyang operations.

(2)  Business

The Company’s business is presently the business conducted by Fuda Yiyang prior to the share exchange, which is the development, manufacture and distribution of a wide range of brass faucets and related spouts and fittings. The Company’s products include kitchen and bar faucets, bathroom faucets and bathroom accessories. The Company produces all of its products in China and exports most of them into the international marketplace. The Company started doing business by focusing on copper re-processing when Fuda Yiyang was initially formed in 1995. In 2002, the Company began to produce and sell the European style brass faucets, spouts and fittings to the Chinese local market, and in 2004, it began to sell our products internationally. We sell our products to bathroom supplies distributors

(3)  Basis of Presentation

The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The Company’s functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Principles of consolidation – The Company’s consolidated financial statements include the financial statements of its wholly owned subsidiaries, Moral Star BVI and Moral Star China, as well as Fuda Yiyang, which is a variable interest entity whose financial statements are consolidated with those of the Company pursuant to FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. All significant intercompany accounts and transactions have been eliminated in the combination.

FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

Moral Star China is a party to a series of contractual arrangements with Fuda Yiyang. These agreements include a management agreement pursuant to which all net income after deduction of necessary expenses, if any, generated by Fuda Yiyang is paid to Moral Star China and Moral Star China is responsible for paying Fuda Yiyang’s obligations incurred in connection with its business. In addition, Moral Star China manages and controls all of the funds of Fuda Yiyang. Moral Star China also has the right to purchase Fuda Yiyang’s equipment and patents and lease its manufacturing plants, land and remaining equipment. This agreement is designed so that Moral Star China can conduct its business in China. Pursuant to two other agreements, the sole stockholder of Fuda Yiyang, who is also the Company’s chief executive officer, has pledged all of her equity in Fuda Yiyang as security for performance of Fuda Yiyang’s obligations to Moral Star China, and she granted Moral Star China an irrevocable grant of a proxy over her stock in Fuda Yiyang. As a result, Fuda Yiyang is considered a variable interest entity.

Use of Estimates  – The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates include bad debt provision, impairment of long-lived assets, depreciation and amortization, etc.

Country Risk – As the Company’s manufacturing base is located in China and its market is mainly located in Middle East, Africa and Russia, the Company is subject to special considerations and significant risks not typically associated with companies in North America and/or Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in these areas. The Company’s results of operations may be adversely affected by changes in the political and social conditions in these areas, and by changes in governmental policies with respect to laws and regulations, among other things.

In accordance with the relevant Chinese rules and regulations on management of foreign exchanges, the foreign exchanges generated from sales of our products out of China shall be brought back into China and sold to designated banks instead of being deposited out of China without authorization. On the other hand, the Company has to buy foreign exchanges from designated banks when paying current expenditures with foreign exchanges. In addition, all of the Company’s transactions undertaken in China are denominated in Renminbi (“RMB”), which must be converted into other currencies before remittance out of China. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government.

Credit Risk – The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when outstanding balances are not considered fully collectable. According to the Company’s credit policy, the Company generally provides 100% bad debt provision for the amounts outstanding over 180 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice.

The Company may require its customers to make a partial payment, based on the Company’s credit evaluation. The Company generally requires payment within three months. We maintain a policy that all sales are final and we do not allow returns. No return occurred in the fiscal year of 2007 and 2006. Based on industry practice and the credit history of customers, the Company believes the accounts receivable shown on its balance sheets are fully collectable.

Foreign Currency Translation  – The functional currency of the Company is China RMB, which is the primary medium of exchange where the Company operates. The Company reports its financial results in United States dollars (“U.S. dollars” or “US$”).

The Company translates its assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of operations is translated at the average rates over each month during the reporting period. Equity items are translated at historical exchange rates. Adjustments resulting from the translation from RMB into U.S. dollars are recorded in stockholders’ equity as part of accumulated comprehensive income (loss). Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of operations and comprehensive income. The translation rates from RMB to US dollars for the fiscal years of 2007 and 2006 are as follows:

	2007	2006
Translation rate for assets and liabilities as of December 31,	7.3046:1	7.8087:1
Translation rate for equity items as of December 31,	8.2875:1	8.2875:1
Translation rate for profit & loss items for the fiscal year of	7.3912:1	7.9602:1

Revenue Recognition – The Company recognizes sales of its products in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “ Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition.” Revenues represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title.

Pursuant to China’s VAT rules and regulations, Fuda Yiyang’s sales in China mainland are subject to a tax rate of 17% (“output VAT”) as an ordinary VAT taxpayer, and the relating revenues were recognized by the invoiced value offsetting 17% output VAT. However, its sales outside of China mainland are applicable for VAT exemption, credit and refund policy, and the relating revenues were equal to the invoiced value. The applicable refund rate from January 1, 2007 to June 30, 2007 was 13% and it has been adjusted down to 9% since July 1, 2007. The actual VAT payable is the balance after offsetting both VAT paid on purchases (“input VAT”) and the amount exempted or credited. The actual VAT refunded is recognized as other income.

Shipping and handling cost – We bear shipping and handling costs from our factory to our customers’ designated location, and not billed them to our customers. From accounting perspective, we record such costs as delivery expenses, which are accounted for as part of selling expenses. Delivery expenses for the twelve months ended December 31, 2007 and 2006 were $198,072 and $48,486, respectively.

Advertising – The Company expenses all advertising costs as incurred. The advertising cost for the twelve months ended December 31, 2007 and 2006 was $48,343 and $23,849, respectively.

Comprehensive Income (Loss)– The Company has adopted SFAS No. 130, “ Reporting Comprehensive Income” which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Income Taxes – The Company accounts for income taxes under the provisions of SFAS No. 109, “ Accounting for Income Taxes” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation allowance when it is more likely than not that the assets will not be recovered.

With the approvals of the County Government of Yiyang, Fuda Yiyang was exempt from corporate income taxes for 2007 and 2006. The Local Tax Bureau of Yiyang County also retroactively confirmed the above-said preferential tax treatment. See Note 16.

On March 16, 2007, China’s parliament, the National People’s Congress, adopted the Enterprise Income Tax Law, which took effect on January 1, 2008. The new income tax law sets unified income tax rate for domestic and foreign companies at 25% except a 15% corporate income tax rate for qualified high and new technology enterprises. In accordance with this new income tax law, low preferential tax rate in accordance with both the tax laws and administrative regulations prior to the promulgation of this Law shall gradually transit to the new tax rate within five years after the implementation of this law.

Cash and Cash Equivalents – Highly liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Inventories– Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Management believes that there was no obsolete inventory as of December 31, 2007 and 2006.

Property, Plant and Equipment – Property, plant and equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful life of the assets after taking into account the estimated residual value. The estimated useful life of property, plant and equipment are as follows:

Land use rights	50 years
Buildings	30 years
Machinery and equipment	10 years
Automobiles	5 years
Office equipment	5 years

There is no private ownership of land in the PRC. All land is owned by the government which grants a transferable land use right pursuant to which the holder of the land use right has the right to use the land for the term of the land use rights. The estimated useful life of the land use rights is based on the term of the land use rights, which is 50 years.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets. From December 2004 to present, fixed assets amounting to $510,529 were left unused, including land, workshop building and equipment.   Since value of land in similar sections of the city was increasing, no impairment on land use right has been charged. The workshop buildings were maintained in good condition, and most of the equipment will be transported and reinstalled into the Company’s new workshop building, which is now under construction. A provision for impairment of certain idle assets in the amount of $146,209 was made previously when they were turned into idle status.

Surplus Reserve - The surplus reserve as of December 31, 2007 and 2006 was $260,430, representing $127,085 appropriated as statutory accumulation reserve and $133,345 as statutory welfare reserve in 2004 and 2005, in accordance with the Company Law of PRC then in effect, which has been replaced by a revised law taking effect on January 1, 2006. The statutory accumulation reserve may be used for making up losses, expanding operations or increasing the amount of capital. The statutory welfare reserve should be used in employee collective welfare. According to the Company Law of PRC currently in effect, when a company distributes its after tax profits of the current year, it shall appropriate 10% of the profits as the company’s statutory accumulation reserve and no statutory welfare should be appropriated.

Derivative Instruments - The Company accounts for financial instruments under the provisions of SFAS No. 133, “ Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “ Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, which requires that all derivative financial instruments be recognized in the consolidated financial statements and maintained at fair value regardless of the purpose or intent for holding them.

We accounted for our convertible preferred stock and relating freestanding warrants (See Note 13) as equity. At the same time, we evaluated the fair values of such preferred stock, warrants and embedded conversion feature and made the allocation of proceeds between the detachable warrants and equity based on their relative fair values.

Financial Instruments and Fair Value - SFAS No. 107 “ Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments.

The carrying amounts for cash and cash equivalents, accounts receivable, prepayments, short-term loans, accounts payable, advances, accruals and other payables approximate their fair values because of the short maturity of those instruments.

2.  Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “ Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140 .” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not have any financial instruments and does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, “ Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140 .” SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

In April 2006, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-6, “ Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”, that became effective beginning July 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The operations of Fuda Yiyang are consolidated with those of the Company pursuant to FIN 46(R). See Basis of Presentation in Note 1.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertain Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 is effective for fiscal years beginning after December 16, 2006. The Company evaluated the impact of the tax exempt treatments enjoyed by the Company that were approved by the local government and also confirmed by the local tax bureau. See Note 16. Accordingly, management believe that for the there is no uncertainty for 2007and 2006.

In September 2006, the FASB issued SFAS No. 157, “ Fair Value Measurements .” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principle and expands disclosures of fair value measurement. In application, this statement does not require any new fair value measurements. It shall be effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, “ Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income or business entity. For an employer with publicly traded equity securities, the requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 .” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We are required to adopt SFAS No. 159 in the first quarter of 2008 and are currently evaluating the impact that SFAS No. 159 will have on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (Revised 2007), Business Combinations . SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. In addition, SFAS 141(R) requires expensing of acquisition-related and restructure-related costs, remeasurement of earn out provisions at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and non-expensing of in-process research and development related intangibles. SFAS 141(R) is effective for the Company’s business combinations for which the acquisition date is on or after July 1, 2009. The Company is currently evaluating the impact of the implementation of SFAS No. 141(R) on its consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 . This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This Statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. SFAS No. 160 is effective for the Company’s fiscal year beginning July 1, 2009. The Company is currently evaluating the impact of the implementation of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3.  Variable Interest Entity

As a result of the contractual arrangements among Moral Star China, Fuda Yiyang, its sole shareholder, Wu Yiting, and related parties, the Company was given control over the business and operations of Fuda Yiyang and became the primary beneficiary of Fuda Yiyang. The consolidated financial statements for the fiscal year ended December 31, 2007 and 2006 included the results of operations of Fuda Yiyang for the same periods, even though the Company does not own any of Fuda Yiyang’s equity.

Fuda Yiyang’s assets and liabilities as of December 31, 2007 and 2006 are as follows:

	(US dollars)
	December 31,
	2007	2006
Item
Cash and cash equivalents	167,148	380,714
Accounts receivable	7,483,792	3,172,797
Prepayments to suppliers	14,326	371,934
Inventories	8,239,944	5,107,440
Other current assets	55,724	83,478
Property plant and equipment - net	3,832,895	2,121,570
Construction in progress	1,867,513	-
Other long-term assets	515,529	482,256
Total assets	22,176,871	11,720,189

Short-term bank loans	5,252,594	3,793,205
Accounts payable	602,901	717,229
Due to related parties-trade	1,189,152	1,168,963
Due to related parties- non-trade	676,559	546,345
Accrued expenses	112,280	35,756
Other payables	81,143	39,327
Total liabilities	7,914,629	6,300,825

A $1,942,742 intercompany payable on Fuda Yiyang’s books was not included in the above table, since this balance had been eliminated during consolidation.

As of December 31, 2007, non-controlling interest consists of 100% of the equity of Fuda Yiyang owned by Wu Yiting.

4.  Accounts Receivable

As of December 31, 2007 and 2006, the balance of accounts receivable, excluding receivables from related parties, was $487,471 and $3,172,797, respectively, representing a decrease 84.6%. During the last few months of 2007, we exported $7.02 million through Jibrin company , a related party, of which $7 million was outstanding as of December 31, 2007. This receivable is reflected as “due from related parties.”

5.  Inventories

Inventories consisted of the following as of December 31, 2007 and 2006:

Inventories	December 31, 2007	December 31, 2006
Raw materials	$3,844,897	$3,381,948
Work in progress	2,098,383	742,642
Finished goods	2,317,199	982,850
Total	$8,260,479	$5,107,440

Management believes that no inventory was obsolete on each balance sheet date thus no impairment on inventories was provided.

6.  Property, Plant and Equipment

The total cost of property, plant and equipment was $3,009,593 and $2,696,511 as of December 31, 2007 and 2006, respectively. The increase was mainly due to appreciation of value of the RMB in United States dollars.

In China, all land is owned by the government and there is no private ownership of land. The government issues a certificate of use right, which is transferable, and permits the holder to use the land. Under three “State-owned Land Use Right Certificates”, the Company owns the use right for two blocks of industrial-use land (covering approximately 262,000 square feet) for the term of 50 years, beginning from issuance date of the certificates, which were 1991 and 2001.

Depreciation expense was $202,659 and $154,478 for the fiscal year of 2007 and 2006, respectively.

The land use rights for one parcel of land and 10 workshop buildings are used as collateral pursuant to a mortgage agreement with a commercial bank. The mortgage agreement initially has a term from September 6, 2004 to September 5, 2007, and, on September 6, 2007, was replaced by a mortgage agreement that expires on September 5, 2010. The net book value of this collateral as of December 31, 2007 and 2006 was $1,517,483 and $1,580,124 respectively. Under the terms of the mortgage agreement, the Company may borrow from time to time up to the maximum amount provided in the mortgage agreement, which is $1.7 million.

7.  Construction in Progress

A s of December 31, 2007, the balance of construction in progress was $1,867,513, which represents the construction of new workshop buildings to expand current production capability. The construction started in the early part of 2007. We made progress payments to the contractor in accordance with the actual construction progress, thus the balance was in line with those already paid.

The land use right (covering 229,703 square feet) , on which these new workshop buildings are being constructed, is under the name of Ms. Wu Yiting, the Company’s Chief Executive Officer and sole stockholder of Fuda Yiyang. She has agreed to transfer the land use right of this block of land to the Company before the construction is finished.

8.  Other long-term assets

As of December 31, 2007 and 2006, the balance of other long-term assets was $515,529 and $482,256. The increase was due to appreciation of value of the RMB in United States dollars. These other long-term assets include one block of land and a workshop building and equipment, which have not been used since 2004. Since value of land in similar sections of the city was increasing, no impairment on land use right has been charged. The workshop buildings were maintained in good condition, and most of the equipment will be transported and reinstalled into the Company’s new workshop building, which is now under construction. A provision for impairment of certain idle assets in the amount of $146,209 was made previously when they were turned into idle status.

9.  Short-term bank loans

The balance of short-term bank loans as of December 31, 2007 and 2006 was$5,252,594 and $3,793,205, respectively as follows:

Loan Bank	Main Terms	December 31, 2007		December 31, 2006
		Principal	Interest rate (per annum)	Principal	Interest rate (per annum)
Industrial and	Two or three-month-term loans,	$444,925	7.776%	$33,296	7.308%
Commercial Bank	bearing benchmark interest rate	521,589	8.07%	945,100	8.190%
of China Ltd.,	announced by People's Bank of	2,349,205	8.42%	938,696	7.812%
YiYang Branch	China	383,320	8.54%	393,151	8.568%
		130,055	9.13%	389,310	7.810%
	Subtotal	3,829,094		2,699,553

Bank of China,	Two or three-month-term secured loans,	$57,000	6.25%
YiYang Branch (1)	bearing benchmark interest rate	140,000	6.44%	$197,216	6.840%
	announced by People's Bank of	960,000	7.00%	55,067	7.440%
	China	266,500	8.69%	841,369	7.680%
	Subtotal	1,423,500		1,093,652
	Total	$5,252,594		$3,793,205

(1) The loans from Bank of China, Yiyang Branch, were secured by the land use right for one block of land and 10 workshop buildings under a mortgage agreement with the bank dated September 6, 2004, and on September 6, 2007, this mortgage contract was replaced by a mortgage which will expire on September 5, 2010. See Note 6.

10.  Accounts Payable

The balance of accounts payable was $686,114 and $717,229 as of December 31, 2007 and 2006, respectively, which included payables to material suppliers and professional service providers.

11.  Related party transactions

The transactions between the Company and related parties are classified into two categories: non-trade and trade.

(1)  Non-trade transactions with related parties

		December 31,
Related party	Catergory	2007	2006
Yu Zeshi	Due from related party	$-	$507,926
Wu Yiting	Due to related party	869,802	38,419
		$869,802	$546,345

(i)  Yu Zeshi

Mr. Yu Zeshi owned 51% of the equity in Fuda Yiyang until April 8, 2007. He was also Chairman of the Board during the same period. On April 8, 2007, Mr. Yu Zeshi transferred all of his equity to his wife, Wu Yiting, who is the Company’s chief executive officer and a director and was, at the time of the transfer, Fuda Yiyang’s other stockholder.

As of December 31, 2006, the Company owed Mr. Yu $507,926. In 2007, Mr. Yu advanced $268,689 to the Company and the Company repaid all outstanding balance to Mr. Yu. All abovementioned loans bear no interest.

(ii)  Wu Yiting

Ms. Wu Yiting is our chief executive officer and Chairman of the Board.

As of December 31, 2006, the Company owed Ms. Wu Yiting $38,419. In the twelve months ended December 31, 2007, Ms. Wu Yiting advanced $926,614 to the Company, which were mainly used for working capital for the Company’s Dubai office and other costs occurred during the reverse merger. Ms. Wu Yiting was repaid $95,231. As of December 31, 2007, the balance due to Ms. Wu Yiting was $869,802. All abovementioned loans bear no interest.

(iii)  Wu Yaxu

Wu Yaxu is one of our directors and our chief financial officer and sister of Wu Yiting.

During fiscal 2007, Wu Yaxu lent to the Company $3,643,826, which was paid in full during 2007.

(2)  Trade transactions with related parties

(i)  Yiyang KunPeng Worn Metal Recycling Co., Ltd.

Wu Yiting holds 80% equity of Yiyang KunPeng Metal Recycling Co., Ltd. (“KunPeng”). Ms. Wu Yiting is also the Chairman of KunPeng. Mr. Kun Yang, the Vice-President of Fuda holds the remaining 20% equity of KungPeng.

The Company purchased a significant percentage of our copper from KunPeng. During 2007 and 2006, the Company purchased $16,491,264 and $5,808,538, representing 70.5% and 56.4% of the total raw material purchase amount, respectively, from KunPeng.

As of December 31, 2007 and 2006, the amount due to KunPeng in connection with above-said trade transactions was $1,189,152 and $1,168,963, respectively.

(ii)  Al Jibrin Gereral Trading Co.,Ltd.

Jibrin Issa Jibrin Al Jibrin is the owner of Al Jibrin Gereral Trading Co., Ltd. (“Jibrin company”). He is the trustee of the Wu Yiting Stock Trust and became Sales Director of Fuda Yiyang from January 1, 2008.

During fiscal year 2007, the Company sold products amounted to $7,020,721 to Jibrin company, representing 21% of our total net sales, which contributed approximately gross profit of $1.4 million for the Company.

As of December 31, 2007, the amount due from Jibrin company was $6,699,322, all of which has been collected as of March 28, 2008.

12.  Accrued Expenses

As of December 31, 2007 and 2006, the accrued expenses were $112,280 and $35,756 respectively. Accrued expenses mainly consist of accrued salaries.

13.  Equity-based Transactions

As above mentioned in Note 1, the consolidated financial statements reflect the equity structure as if the recapitalization transactions occurred as of the beginning of the first period presented.

(1)  Authorized shares

As of December 31, 2007, the Company’s authorized capital stock consisted of 20,000,000 shares of preferred stock, par value $.0000001 per share, and 900,000,000 shares of common stock, par value $.0000001 per share. In December 2007, the Company’s board of directors and the holders of a majority of its capital stock approved a restated certificate of incorporation which changes the authorized capital stock to 130,000,000 shares, of which 20,000,000 are shares of preferred stock, par value $.001 per share, and 110,000,00 are shares of common stock, par value $.001 per share. The Company’s certificate of incorporation will be amended to reflect the change in authorized capital after an information statement has been mailed to stockholders. As of March 27, 2008, the restated certificate of incorporation has not yet been filed.

(2)  Common Stock

As of December 31, 2007 and 2006, the Company had 10,725,440 and 10,564,647 shares of common stock issued and outstanding, respectively. From January 1, 2007 to December 31, 2007, the Company has engaged in the following equity-based transactions:

(i) On December 3, 2007, the Company entered into a buy-back agreement with the controlling shareholders of Capital Solution (the former of the Company), pursuant to which the Company purchased back 160,003 shares they hold for a purchase price of $625,000. After the buy-back transaction, the Company retained 53,539 shares of common stock as public float.

(ii) On the same day, the Company executed a share exchange agreement, pursuant to which the Company issued to Jibrin Issa Jibrin Al Jibrin, trustee of the Wu Yiting Stock Trust, the sole stockholder of Moral Star BVI, and its designees a total of 10,564,647 shares of common stock in exchange for all of the capital stock of Moral Star BVI. Such shares are deemed to be outstanding from December 31, 2005.
.
(iii) On the same day, the Company issued 107,254 shares of common stock to a consultant providing services in connection with reverse merger transaction.

(iv) On the same day, the board of directors approved the 3.2-for-one stock distribution described in Note 1. The distribution took effect on January 3, 2008. The above-listed (i), (ii) and (iii) reflect the result of the distribution.

(3)  Preferred stock and related warrants

On December 3, 2007, the Company entered into a securities purchase agreement and an escrow agreement with three investors, pursuant to which the Company closed a private financing of $3,400,000 and correspondingly issued to the investors 3,090,909 shares of series A preferred stock and warrants to purchase 2,060,606 share of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share. The securities were issued to the investors in the following amounts:

Investor	Purchase Price	Series A Preferred	$1.80 Warrants	$3.00 Warrants
Barron Partners	$3,125,000	2,840,909	1,893,939	3,787,879
Silver Rock I	175,000	159,091	106,061	212,121
Eos Holdings	100,000	90,909	60,606	121,212
Total	$3,400,000	3,090,909	2,060,606	4,121,212

The holders of Series A preferred stock and holders of the $1.80 and $3.00 warrants have no right to require us to redeem or otherwise repurchase their securities.

(i)  Designation of series A preferred stock

The certificate of designation for the series A preferred stock provides that:

•Each share of series A preferred stock is convertible into one share of common stock, at a conversion price of $1.10, subject to adjustment.

•If the Company issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.10 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•No dividends are payable with respect to the series A preferred stock, and while the series A preferred stock is outstanding, the Company may not pay dividends on or redeem shares of common stock.

•Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.10 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions thereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

•Neither the Company nor any holders of the series A preferred stock has any right to redeem or require the redemption of the series A preferred stock.

(ii)  Adjustment based on EBIT

The escrow agreement provided that the Company issued 3,000,000 shares of Series A preferred stock into escrow. These shares are in addition to the 3,090,909 shares that were issued to the investors. These shares are to be transferred to the investors if the Company’s EBIT does not reach certain target levels for 2007 and 2008. The targets are set forth in RMB, the currency of China. The dollar equivalent is based on the exchange rate in effect on March 31, 2008, which was RMB¥7.0190 to $1.00 This rate is subject to change, and, to the extent that the value of the RMB increases as against the United States dollar, the targets, in United States dollars, will be less. The targets are:

Period	RMB per share	US$ per share

2007	¥1.66515	$0.22502
2008 if none of the conditions listed below applies	¥2.31521	$0.330
2008 if all of the $1.80 warrants are exercised by June 30, 2008 and 50% of the $3.00 warrants are exercised by September 30, 2008	¥2.61524	$0.373
2008 if all of the $1.80 warrants are exercised by June 30, 2008 and all of the $3.00 warrants are exercised by September 30, 2008	¥3.06528	$0.437

If the target for either period is not met, the percentage shortfall is determined. If the percentage shortfall for 2007 is equal to or greater than 50%, then the escrow agent is to deliver the 3,000,000 shares of series A preferred stock to the investors. If the percentage shortfall for 2007 is less than 50%, then the adjustment percentage shall be determined. The escrow agent shall deliver to the investors such number of shares of series A preferred stock as is determined by multiplying the adjustment percentage by 3,000,000 shares and the escrow agent shall retain the balance.

The adjustment percentage shall mean the percentage that is determined by the following formula: Adjustment percentage equals (1/(1-P)) – 1, where P equals the percentage shortfall, expressed as a decimal. By way of example, the following table shows the adjustment percentage, based on several assumptions as to the percentage shortfall from the target.

Percentage Shortfall	Adjustment Percentage
10%	11.11%
25%	33.33%
40%	66.67%
50%	100.00%

If the percentage shortfall for 2008 is equal to or greater than 50%, then the escrow agent shall deliver all of the shares of series A preferred stock then held in escrow to the investors. If the percentage shortfall for 2008 is less than 50%, then the adjustment percentage for 2008 shall be determined. The maximum number of shares to be delivered shall be determined by multiplying the adjustment percentage by 3,000,000 shares. The number of shares to be delivered to the investors shall be the lesser of the number of shares of series A preferred stock then held in escrow or the number of shares determined by the preceding sentence. Any of the shares held in escrow that are not delivered to the investors shall be returned to the Company for cancellation.

EBIT is defined as income before income taxes and interest, determined in accordance with GAAP plus (a) any charges which are reflected under GAAP in the Company’s financial statements which relate to the transaction contemplated by the purchase agreement and the registration rights agreement and the other documents executed in connection with the financing, including the issuance of the series A preferred stock and warrants and any other securities issuable pursuant to the purchase agreement, the registration rights agreement and the other documents, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. EBIT shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP.

During fiscal year, net income was $3,460, 510. Following the above mentioned formula, EBIT defined here was $4,748,752 after adding back net interest expenses and non recurring reverse merger costs. According to the method of computing the formula, the number of outstanding shares of Common Stock was 19,998,167 shares, which results in EBIT of $0.2375 per share, which is greater than the target. As a result, there is no adjustment for 2007.

(iii)  Warrants

The warrants have terms of five years, and expire December 3, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the six months for the $1.80 warrants and twelve months for the $3.00 warrants following the date of the initial issuance and thereafter if the underlying shares are covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 90% if the Company’s EBIT per share, on a fully-diluted basis, is less than the target amounts described above for 2007 and 2008. The Company met the target for 2007, and, accordingly, there was no adjustment for 2008 . An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if the Company’s EBIT for 2008 is 20% below the target (a “20% shortfall”), 50% below the target (a “50% shortfall”) or 90% below the target (a “90% shortfall”):

	$1.80 warrant Exercise Price	$3.00 warrant Exercise Price
Unadjusted	$1.80	$3.00
20% shortfall	$1.44	$2.40
50% shortfall	$0.90	$1.50
90% shortfall	$0.18	$0.30

Any adjustment in the exercise price will be determined based upon the Company’s actual EBIT per share for 2008, and the actual numbers may be different from those set forth in the table.

If the Company issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the exercise price, with certain specified exceptions, the exercise price is reduced to an exercise price equal to the lower price in the case of the $3.00 warrant. The adjustment for the $1.80 warrant is based on a formula. The Company has no right to redeem the warrants, and the holders of the warrants have no right to require the Company to redeem the warrants.

(iv)  Liquidated damages and limits

The Company agreed that, by March 2, 2008, which is 90 days after the closing on December 3, 2007, it would have appointed such number of independent directors that would result in a majority of our directors being independent directors and we would have an audit committee composed solely of at least three independent directors and a compensation committee would have a majority of independent directors. The Company is required to pay liquidated damages (i) if the Company fails to have a majority of independent directors 90 days after the closing or (ii) thereafter, if the Company subsequently fails to meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason. Liquidated damages are payable in cash or additional shares of series A preferred stock, with the series A preferred stock being valued at its liquidated preference of $1.10 per share. The liquidated damages are computed in an amount equal to 12% per annum of the purchase price based on the number of days that the Company is not in compliance with its obligations. The Company’s maximum liability would be $408,000. On April 28, 2008, the Company’s board of directors was increased by the election of five directors, four of whom are independent directors, and the Company created the audit and compensation committees on the same day. The investors waived their right to liquidated damages resulting from the delay in meeting the required schedule.

The Company and the investors entered into a registration rights agreement pursuant to which we are required to have a registration statement filed with the SEC by February 1, 2008 and declared effective by the SEC not later than June 29, 2008. We are required to pay liquidated damages at the rate of 1,000 shares of series A preferred stock for each day after June 29, 2008 that the registration statement is not declared effective or for any period that we fail to keep the registration statement effective, up to a maximum of 370,000 shares. The number of shares of series A preferred stock issuable pursuant to the liquidated damages provision is subject to reduction based on the maximum number of shares that can be registered under the applicable SEC guidelines.   The Company filed with SEC registration statement on Form S-1 on February 14, 2008. Since we are only registering 1,250,000 shares, the number of shares issuable as liquidated damages per day after June 29, 2008 would be 202.2 shares. No liquidated damages have been accrued since, at February 27, 2008, the Company believed that the registration statement will be declared effective by June 29, 2008.

The investors have a right of refusal on future financings.

The Company is restricted from issuing convertible debt or preferred stock or from having debt in an amount greater than twice its earnings before interest, taxes, depreciation and amortization.

Our officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold. If any director, who is not also an executive officer, ceases to be a director, he or she may sell up to 50,000 shares of common stock during the restricted period. The lock-up agreement does not apply to shares issued pursuant to shares of common stock issued pursuant to a stock option or long-term incentive plan that is approved by the Company’s compensation committee if the committee is comprised of a majority of independent directors.

(v)  Accounting treatment

The Company accounted for the above-mentioned convertible preferred stock and relating freestanding warrants as equity according to their features, stipulated by the certificate of designation of Series A preferred stock and terms of relevant agreements.

The Company evaluated the fair values of such preferred stock, warrants and embedded conversion feature and made the allocation of proceeds between the detachable warrants, the Serial A Preferred Stock and the common stock issued to the financial advisors for this 2007 private placement based on their relative fair values as follows:
	Amount of fair value	%	Allocation
Series A preferred stock	$3,400,000	44.26%	$1,504,840
Conversion feature of series A preferred stock	-	0.00%	-
1.80 warrants	1,519,810	19.78%	672,520
3.00 warrants	2,762,166	35.96%	1,222,640
Total	$7,681,976	100.00%	$3,400,000

The Company adopted Black-Scholes model when calculating fair value of warrants, which has been based on the following assumptions: (1) exercise price will not be reduced, which means that the Company could meet the EBIT target; (2) the stock volatility of 110% was adopted instead of the actual volatility of the Company, which was the result adjusted from the volatility of one comparable public company, since the number of tradable common stock and actual trading volume of the Company were extremely low.

As noted above, a portion of the consideration paid for the series A preferred stock and warrants is allocated to the warrants, with $1,504,840 being allocated to the series A preferred stock. The effective conversion price is determined by dividing the consideration allocated to the series A preferred stock by the number of shares of common stock issu able upon conversion of the series A preferred stock. Pursuant to the securities purchase agreement, 3,000,000 additional shares of series A preferred stock are being held in escrow. Some or all of these shares may be delivered to the investors contingent on future earnings, with the remaining shares, if any, delivered to the Company and cancelled. No shares were required to be delivered to t h e investors at December 31, 2007, since the financial test for 2007 had been met. When, it is determined whether or not any additional shares of series A preferred stock are to be delivered to the investors, the Company calculate the effective conversion price at that time and report a dividend to the preferred stockholders equal to the intrinsic value of the beneficial conversion feature Accordingly, at December 31, 2007, the Company did not recognize a dividend to the preferred stockholders.

In addition to standard anti-dilution adjustments for stock splits and stock dividends, the conversion price of the series A preferred stock is adjusted downwards if, with certain limited exceptions, the Company sells securities at a price or with an exercise or conversion price less than the conversion price of the series A preferred stock.

As a result, the series A preferred stock would not be considered to be “conventional convertible preferred stock,” as that term is used in EITF Issues 00-19 and 05-02 because it is not convertible into a fixed number of shares. However, although the series A preferred stock has a liquidation preference of $1.10 per share and does not have voting rights (except on matters that would adversely affect the rights of the holders), it has no redemption provisions and is not entitled to dividends. Accordingly, the preferred stock is more akin to an equity instrument than a debt instrument, as discussed in FAS 133, paragraphs 61(k) and 61(l). See also, FAS 150, paragraph 12. As an equity instrument, with no redemption provisions and no dividends, the risks and rewards of the embedded conversion option are considered to be clearly and closely related to the risks and rewards of the host instrument. Accordingly, in accordance with FAS 133, paragraph 12(a), the embedded derivative should not be bifurcated.

The only embedded derivative in the series A preferred stock is the conversion option, which, as discussed above, is not required to be bifurcated and accounted for separately as a derivative instrument liability.

In addition to the series A preferred stock, the Company issued to the investors five-year warrants to purchase 2,060.606 shares of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share.

The warrants contain the same anti-dilution provisions as the series A preferred stock, i.e. , the exercise price of the warrants is adjusted downwards under if the Company issues stock at a price or convertible securities which have a conversion or exercise price which is less than the exercise price or if the Company fails to meet certain financial tests. However, the number of shares of common stock issuable upon exercise of the warrants is not changed in such circumstances, i.e. , the number of shares issuable is fixed.

Both the series A preferred stock and the warrants are subject to a registration rights agreement, which imposes liquidated damages for non-performance. The Company is required to file a registration statement registering the common shares underlying the preferred stock and warrants by February 1, 2008 and have the registration statement declared effective by June 29, 2008. The Company believes that the registration statement will be declared effective by June 29, 2008. Accordingly, no liquidated damages were accrued at March 31, 2008. In the event that the registration statement is not declared effective by June 29, 2008, and the date is not extended, the Company will accrue, at June 30, 2008 the amount of liquidated damages accrued through June 30, 2008 plus such additional liquidated damages as would be payable based on the Company’s estimate as to when the registration statement would be declared effective.

The Company accounts separately for liquidated damages under the registration rights agreement in accordance with FAS 5, i.e. , a liability for the fair value of the series A preferred stock expected to be issued is recorded when it becomes probable that a liability will be incurred (and it can be reasonably estimated). The existence of the potential liquidated damages does not affect the evaluation of the appropriate accounting for the embedded conversion option of the series A preferred stock or the warrants, under FAS 133 or EITF 00-19.

14.  Concentration of Suppliers and Customers

Two significant suppliers accounted for 70.5% and 26.9% of our net purchase for the fiscal year ended December 31, 2007. Two suppliers accounted for 56.4%, and 38.5% of our raw material purchase for the year ended December 31, 2006. No other single supplier accounted for more than 3% of our purchases for both periods. KunPeng was the biggest supplier for the fiscal year 2007 and 2006, is 80% owned by the Company’s chief executive officer and she is also the chief executive officer of the supplier. See Note 11.

During the year ended December 31, 2007, two customers accounted for 50.1% and 26.7% of our net sales. The second largest customer for 2007 is a related party. See Note 11. For the year ended December 31, 2006, five customers accounted for 24.7%, two of 16.2%, 9.9% and 8.1% of the Company’s net sales, respectively and no other single customer accounted for more than 5% of net sales. The largest three customers were different in each year.

15.  Segment Reporting

We operate in one segment – producing and distributing brass faucets and related spouts and fittings, no business segment information is presented. The following table sets forth, by geographic region, information concerning the Company’s net sales classified by the major geographic areas in which we sold our products:

	Years ended December 31,
	2007		2006
Country	Amount	Percentage	Amount	Percentage
United Arab Emirates	$22,521,534	88.0%	$7,006,441	60.9%
Russia	1,609,917	6.3%	0	0.0%
Spain	457,386	1.8%	906,605	7.9%
Africa, primarily Nigeria	437,463	1.6%	134,047	1.2%
China	405,616	1.6%	1,894,503	16.5%
Turkey	154,674	0.6%	980,366	8.5%
Israel	0	0.0%	348,291	3.0%
Other	1,003	0.1%	239,946	2.0%
Total	$25,587,594	100.0%	$11,510,199	100.0%

Our products fall within three categories - kitchen and bar faucets, bathroom faucets and bathroom accessories, which are presented by the following table.

	Year ended December 31,
Category	2007	2006
Kitchen and bar faucets	$15,969,074	$7,118,270
Bathroom faucets	8,914,466	3,531,671
Bathroom accessories	704,054	860,258
Total	$25,587,594	$11,510,199

16.  Income Tax

The income (loss) generated in Fuda, Moral Star BVI, Moral Star China and Fuda Yiyang before income taxes in 2007 and 2006, respectively, was as follows:

	Years Ended December 31,
	2007	2006
Loss in Fuda	$(1,019,000)	$	N/A
Loss in Moral Star BVI	(82)		N/A
Loss in Moral Star China	(2,081)		N/A
Income in Fuda Yiyang	4,481,673		1,825,112

The effective income tax rate was as follows:

	Years Ended December 31,
	2007	2006
Fuda	$15%	$	N/A
Moral Star BVI	-		N/A
Moral Star China	-		N/A
Fuda Yiyang	-		-

In accordance with the relevant tax laws in the British Virgin Islands, Moral Star BVI, as an International Business Company, is exempt from income taxes.

In accordance with the income tax laws applicable to Moral Star China when it was established in September 2007, it is exempt from corporate income taxes for its first two profitable years and are entitled to a 50% tax reduction for the succeeding three years based on the normal income tax rate 30%. After the Enterprise Income Tax Law of the PRC promulgated on March 16, 2007 took effect as of January 1, 2008, fiscal year 2008 shall be regarded as the first profitable year for determining eligibility of these benefits even if Moral Star China has not been profitable in 2008.

With the approvals of the County Government of Yiyang, Fuda Yiyang was exempt from corporate income taxes during 2007 and 2006. Simultaneously the Local Tax Bureau of Yiyang County has also confirmed the above said preferential tax treatment.

There was no provision (benefit) for income taxes for fiscal years 2007 and 2006 since Fuda as a holding company will not be profitable in the expected future. The tax effect of temporary differences and operating loss carryforwards is as follows as of December 31, 2007 and 2006:

	Year ended December 31,
	2007	2006
Deferred tax assets
Net operating loss carryforwards	$44,153	$-
	44,153	-
Deferred tax liabilities
Prepaid expenses	(29,384)	-

Valuation allowance	(14,768)	-
Net deferred tax assets	$-	$-

The operating carryforwards occurred in Fuda and Moral Star China. Fuda’s operating loss could be carried forward and taken against any taxable income for a period of not more than twenty years from the year of the initial loss pursuant to Section 172 of the Internal Revenue Code of 1986, as amended. The net operating loss of Moral Star China could be carried forward for a period of not more than five years from the year of the initial loss pursuant to relevant P.R.C. tax laws and regulations.

17.  Commitments and Contingencies

The Company previously leased an office in Dubai under an operating lease that expired in September 2007 with an aggregate monthly lease payment of approximately $1,313. This operating lease was replaced by another operating lease expiring in September 2008 with the same rent. Rent expense under the operating leases for the years ended December 31, 2007 and 2006 was $ and $13,130, respectively.

18.  Restated Financial Statements (Restated)

The Company has restated its consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity for the years ended December 31, 2007 and 2006. The restated items are described as follows:
( i )             Revising the par value of both common stock and preferred stock from $0.001 as previously reported to $0.0000001, because the restated certificate of incorporation, pursuant to which the par value will be changed to $0.001, has not taken effect as of December 31, 2007.
( ii )            Revising the number of common stock issued and outstanding as of January 1, 2006 from 10,725,440 to 10,564,647 shares, which were issued to the Trust and the designees of the Trust in the share exchange transaction in December 2007.
( iii )           Revising the net assets of Moral Star BVI from $50,000 to zero. We previously recorded one creditor’s right from Wu Yiting, a related party, based on the par value. As a holding company, the $50,000 was just to capitalize Moral Star BVI and should be netted against equity and not shown as an asset. The revision affects the balance of additional paid in capital and due from the related parties (non trade).

( iv )           Reclassifying and Separately showing cost of sales associated with related parties.
A summary of the significant effects of the restatement on the Company's consolidated balance sheets as of December 31, 2007 and 2006 is as follows:

	As of December 31, 2007			As of December 31, 2006
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Due to related parties- non-trade	819,802	50,000	869,802
Total Current liabilities	8,141,085	50,000	8,191,085
Total liabilities	8,141,085	50,000	8,191,085

Preferred stock, $0.0000001 par value; 20,000,000 shares authorized; 3,090,909 shares and none issued and outstanding on December 31, 2007 and 2006, respectively	3,091	(3,091)	-
Common stock - $0.0000001 par value; 900,000,000 shares authorized; 10,725,440 shares and 10,564,647 shares issued and outstanding on December 31, 2007 and 2006, Respectively	10,725	(10,724)	1	10,725	(10,724)	1
Additional paid-in capital	3,784,970	(36,185)	3,748,785	592,596	10,724	603,320
Total stockholders’ equity	12,653,486	(50,000)	12,603,486	5,419,364	-	5,419,364
Total liabilities and stockholders’ equity	20,794,571	-	20,794,571	11,720,189	-	11,720,189

A summary of the significant effects of the restatement on the Company's consolidated statement of income and comprehensive income for the years ended December 31, 2007 and 2006 is as follows:

	Year ended December 31, 2007			Year ended December 31, 2006
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Cost of sales (exclusive of items shown separately below)	20,409,749	(15,200,461)	5,209,288	9,211,533	(5,642,137)	3,569,396
Cost of sales - related parties	-	15,200,461	15,200,461	-	5,642,137	5,642,137
Cost of sales - Total	20,409,749	-	20,409,749	9,211,533	-	9,211,533

Earnings per common share
Basic				0.17	-	0.17
Diluted				0.17	-	0.17
Weighted average number of common shares outstanding
Basic				10,725,440	(160,793)	10,564,647
Diluted				10,725,440	(160,793)	10,564,647

The items of surplus reserve, retained earnings and other comprehensive income in the statements of changes in stockholders’ equity had not any changes in the restatement. All the revisions are related to issuance of common stock and preferred stock and corresponding additional paid-in capital.

( i )            Changes of balance as of January 1, 2006:

	Balance as of January 1, 2006
	As Previously Reported	Adjustments	As Restated
Number of common stock	10,725,440	(160,793)	10,564,647
Amount of common stock	10,725	(10,724)	1
Additional paid-in capital	592,596	10,724	603,320
Surplus reserve	260,430	-	260,430
Retained earnings	2,467,963	-	2,467,963
Other comprehensive income	74,266	-	74,266
Total stockholders' equity	3,405,980	-	3,405,980

( ii )           Changes of issuance of common stock in December 2007

	Issuance of common stock in recapitalization in December 2007			Issuance of common stock for services of a reverse merger consultant in December 2007
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Number of common stock	-	53,539	53,539	-	107,254	107,254
Amount of common stock	-	-	-	-	-	-
Additional paid-in capital		-	-	73,127	(39,275)	33,852
Total stockholders' equity	-	-	-	73,127	(39,275)	33,852

( iii )          Changes of Non controlling interest in Fuda Yiyang as a variable interest entity: Additional paid-in Capital resulted from Non controlling interest in Fuda Yiyang was changed to zero, because it was reflected in the beginning balance of additional paid-in balance as of January 1, 2006.

( iv )          Changes of issuance of preferred stock in December 2007

	Issuance of preferred stock and warrants in December 2007			Issuance of common stock to consultant as compensation
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Number of preferred stock	3,090,909		3,090,909
Amount of Preferred stock	3,091	(3,091)	-
Additional paid-in capital	2,732,082	310,918	3,043,000	307,827	(307,827)	-
Total stockholders' equity	2,735,173	307,827	3,043,000	307,827	(307,827)	-

The restatement had no effect on the Company’s net income, comprehensive income and cash flows.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$235.80
Accounting fees and expenses	$13,000.00	*
Legal fees and expenses	$25,500.00	*
Printing	$8,000.00	*
Miscellaneous	$13,764.20	*
Total	$60,500.00	*
*	Estimated

Item 14.	Indemnification of Directors and Officers

The Company’s certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it be not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

(a) On December 3, 2007, we issued the following securities:

•
Pursuant to a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee (the “Trustee”) of the Wu Yiting Stock Trust (the “Trust”), which was the sole stockholder of Moral Star Development Limited, a British Virgin Islands company (“Moral Star BVI”), we issued 10,564,647 shares of our common stock to the Trustee in exchange for all of the issued and outstanding capital stock of Moral Star BVI. The shares were issued to the Trust and to designees of the Trust, some of whom acquired their shares as nominee of Wu Yiting, our chief executive officer. The Trust and all of its designees are non residents of the United States. These securities were exempt from registration pursuant to Regulation S of the SEC under the Securities Act of 1933, as amended. All of the persons who received the shares are residents of the Peoples’ Republic of China and they represented that they did not acquire the shares as a result of and will not engage in any directed selling efforts, as defined in Regulation S, in the United States or engage in any conduct taken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the US market for the resale of the Shares.

•
Pursuant to a securities purchase agreement with Barron Partners, LP, Silver Rock I, Ltd. and Eos Holdings, we issued to the investors purchased, for $3,400,000, 3,090,909 shares of series A preferred stock and warrants to purchase 2,060,606 share of common stock at $1.80 per share and 4,121,212 shares of common stock at $3.00 per share. These securities were exempt from registration pursuant to Section 506 of the SEC under the Securities Act of 1933, as amended, and Sections 4(2) and 4(6) of said Act. The investors are all accredited investors and acquired their shares for investment and not with a view to the sale or distribution thereof.In connection with the sale of these securities and the exercise of the warrants, we are to pay Li Sheng a financing commission at the rate of 5%, of which $170,000 was paid at the closing, based on $3,400,000 financing, an additional $185,455 is due when all of the $1.80 warrants are exercised and $618,182 is due when all of the $3.00 warrants are exercised. Li Sheng is the control party of Shanda International Capital Investment Limited. An additional $185,455 will be paid to Shanda when all of the $1.80 warrants are exercised and $618,182 will be paid to Shanda when all of the $3.00 warrants are exercised. The securities were issued to the investors as follows:

Investor	Purchase Price	Series A Preferred	$1.80 Warrants	$3.00 Warrants
Barron Partners	$3,125,000	2,840,909	1,893,939	3,787,879
Silver Rock I	175,000	159,091	106,061	212,121
Eos Holdings	100,000	90,909	60,606	121,212
Total	$3,400,000	3,090,909	2,060,606	4,121,212

•
Pursuant to the securities purchase agreement we issued into escrow 3,000,000 shares of series A preferred stock. These shares are in addition to the 3,090,909 shares that we issued to the investors in the private placement, and are to be transferred to the investors based on a formula set forth in the agreement if our earnings before interest and taxes (“EBIT”) do not reach certain target levels for 2007 and 2008. These securities were exempt from registration pursuant to Section 506 of the SEC under the Securities Act of 1933, as amended, and Sections 4(2) and 4(6) of said Act. The target for 2007 has been met.

•
For investment banking services relating to the reverse merger, the Company issued to Belmont Partners, LLC 107,254 shares of common stock. The sale to Belmont Partners is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Belmont Partners represented that it is an accredited investor and represented that it is acquiring the shares for its own account and not with a view to the sale or distribution thereof. Shanda also acquired 315,002 shares as a one of the designees of the Trust referred to in the first bullet point.

(b) On December 3, 2007, in connection with the transactions described in paragraph (a), pursuant to a buy-back agreement with Richard Astrom and Christopher Astrom, who were our then principal stockholders and sole directors with Christopher Astrom serving as our president, chief executive officer and chief financial officer, we purchased, for $625,000, all of the shares of common stock owned by them, which constituted 75% of our then outstanding common stock, for a purchase price of $625,000.

Item 27.	Exhibits and Financial Statement Schedules

Exhibit Number		Description
2.1	(1)	Share Exchange Agreement, dated December 3, 2007
3.1	(1)	Restated Certificate of Incorporation
3.2	(1)	Certificate of Ownership and Merger of Fuda Faucet Works, Inc. and Capital Solutions I, Inc., dated December 3, 2007
3.3	(2)	By-laws
99.2	(1)	Certificate of Designation of Series A Preferred Stock
4.1	(1)	Form of $1.80 Warrants, dated December 3, 2007
4.2	(1)	Form of $3.00 Warrants, dated December 3, 2007
5.1	(3)	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	(1)	Securities Purchase Agreement, dated December 3, 2007
10.2	(1)	Registration Rights Agreement, dated December 3, 2007
10.3	(1)	Closing Escrow Agreement, dated December 3, 2007
10.4	(1)	Buyback Agreement. Dated December 3, 2007
10.5	(1)	Frequently Related Transactions Structural Agreement between Moral Star China, Fuda, and KunPeng
10.6	(1)	Purchase Agreement between Moral Star China and Fuda
10.7	(4)	Management Entrustment Agreement
10.8	(4)	Exclusive Option Agreement
10.9	(4)	Shareholders Proxy Agreement
10.10	(4)	Shares Pledge Agreement
10.11	(4)	Patents Transfer Agreement
10.12	(4)	Trademark Transfer Agreement
23.1	(3)	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	(4)	Consent of Bernstein & Pinchuk LLP
24.1	(4)	Directors Power of Attorneys not previously filed

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 10, 2007.
(2)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on January 14, 2004.
(3)	Previously filed.
(4)	Filed herewith

Item 28.	Undertakings

A. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized in Jiangxi, PRC, on June 9, 2008.

FUDA FAUCET WORKS, INC.

/s/ Wu Yiting
Wu Yiting Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Wu Yiting*		President, chief executive officer and director
Wu Yiting		(Principal executive officer)

/s/ Wu Yaxu*		Chief financial officer and director
Wu Yaxu		(Principal financial and accounting officer)

/s/ Yu Hao*		Director
Yu Hao

/s/ Zhang Ning*		Director
Zhang Ning

/s/David Yaudoon Chiang*		Director
David Yaudoon Chiang

/s/David Oldridge*		Director
David Oldridge

/s/ Jibrin Issa Jibrin AlJibrin*		Director
Jibrin Issa Jibrin AlJibrin

*By	/s/ Wu Yiting
Wu Yiting, Attorney in fact			June 9, 2008